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                                                                       EXHIBIT 2


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                        THE HARVEY ENTERTAINMENT COMPANY

                                RICHARD J. PEPIN

                                 JOSEPH T. MERHI

                                       AND

                                 GEORGE SHAMIEH



                            Dated as of April 3, 2000

                                TABLE OF CONTENTS

1.      Sale of Shares and SHP Interests....................................................      1
        1.1.   Agreement to Sell Shares and SHP Interests...................................      1
        1.2.   Purchase Price...............................................................      1
        1.3.   Closing Date.  The...........................................................      2
        1.4.   Closing Date Deliveries......................................................      2

2.      Representations and Warranties of the Shareholders..................................      3
        2.1.   Due Incorporation and Qualification..........................................      3
        2.2.   Subsidiaries and Other Affiliates............................................      3
        2.3.   Outstanding Capital Stock; SHP Interests.....................................      3
        2.4.   Options or Other Rights......................................................      4
        2.5.   Charter Documents and Corporate Records......................................      4
        2.6.   Financial Statements.........................................................      4
        2.7.   Authority to Execute and Perform Agreement...................................      5
        2.8.   Compliance with Laws.........................................................      5
        2.9.   Permits......................................................................      6
        2.10.  No Breach....................................................................      6
        2.11.  Actions and Proceedings......................................................      6
        2.12.  Contracts....................................................................      7
        2.13.  Real Estate..................................................................      8
        2.14.  Accounts and Notes Receivable................................................      8
        2.15.  Inventories..................................................................      9
        2.16.  Film Assets..................................................................      9
        2.17.  Tangible Property/Bank Accounts..............................................     10
        2.18.  Intangible Property..........................................................     10
        2.19.  Liens........................................................................     11
        2.20.  Accounts Payable and Indebtedness............................................     11
        2.21.  Liabilities..................................................................     11
        2.22.  Suppliers and Customers......................................................     12
        2.23.  Shareholder Loans............................................................     12
        2.24.  Shadow Hills Assets and Liabilities..........................................     12
        2.25.  Employee Benefit Plans.......................................................     13
        2.26.  Tax Matters..................................................................     14
        2.27.  Officers, Directors and Employees............................................     16
        2.28.  Interested Party Transactions................................................     16
        2.29.  Change in Control Payments...................................................     16
        2.30.  No Broker....................................................................     16
        2.31.  Insurance....................................................................     16
        2.32.  Operations of the Company....................................................     17
        2.33.  Potential Conflicts of Interest..............................................     20
        2.34.  Employment Matters...........................................................     21

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
        2.35.  Environmental Protection.....................................................     21
        2.36.  Canadian Productions.........................................................     21
        2.37.  Year 2000 Compliance.........................................................     21
        2.38.  Operation of Shadow Hills....................................................     22
        2.39.  Disclosure...................................................................     25

3.      Representations and Warranties of the Purchaser.....................................     25
        3.1.   Organization.................................................................     25
        3.2.   Execution and Delivery: Validity.............................................     25
        3.3.   No Broker....................................................................     25
        3.4.   No Breach....................................................................     26
        3.5.   Investment Representation....................................................     26
        3.6.   Publicly Filed Documents.....................................................     26
        3.7.   Absence of Certain Changes...................................................     26

4.      Covenants and Agreements............................................................     26
        4.1.   Books and Records............................................................     26
        4.2.   Shareholder Guarantees.......................................................     27
        4.3.   Non-Solicitation of Employees................................................     27
        4.4.   Releases of Guaranties.  ....................................................     27
        4.5.   Shareholder Legal Fees.......................................................     28

5.      Conditions Precedent to the Obligation of the Purchaser to Close....................     28
        5.1.   Government Permits and Approvals and Consents................................     28
        5.2.   Litigation...................................................................     28
        5.3.   Shamieh Deliveries...........................................................     28
        5.4.   Shadow Hills Deliveries......................................................     28
        5.5.   Existing Lease...............................................................     28
        5.6.   Wentworth Lease..............................................................     29
        5.7.   Shareholder Releases.........................................................     29
        5.8.   Film Rights Assignments. ....................................................     29
        5.9.   Bank Signature Cards.........................................................     29
        5.10.  Officer and Director Resignations............................................     29
        5.11.  Subordination Agreement......................................................     29
        5.12.  Merhi Delivery...............................................................     29
        5.13.  Pepin Delivery...............................................................     29
        5.14.  Legal Fee Reimbursement......................................................     29
        5.15.  Legal Opinion of Engel & Engel...............................................     29

6.      Conditions Precedent to the Obligation of the Shareholders to Close.................     29
        6.1.   Governmental Permits and Approvals...........................................     30
        6.2.   Litigation...................................................................     30
        6.3.   Shareholder Guarantees.......................................................     30

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
        6.4.   Deliveries to Shamieh........................................................     30
        6.5.   Wentworth Lease..............................................................     30
        6.6.   Harvey Pledge Agreement......................................................     30
        6.7.   Legal Opinion of Sidley & Austin.............................................     30

7.      General Indemnification.............................................................     30
        7.1.   Obligation of the Shareholders to Indemnify..................................     30
        7.2.   Obligation of the Purchaser to Indemnify.....................................     31
        7.3.   Notice and Opportunity to Defend.............................................     31
        7.4.   Payment......................................................................     32
        7.5.   Limitation on Indemnification................................................     33
        7.6.   Indemnification Regarding Taxes..............................................     33
        7.7.   Company Claims Regarding Tax Losses..........................................     34
        7.8.   Release of  Claims Against Shareholders Not Timely Asserted..................     34

8.      Survival of Representations and Warranties of the Shareholders After Closing........     35

9.      Miscellaneous.......................................................................     35
        9.1.   Certain Definitions..........................................................     35
        9.2.   Construction.................................................................     45
        9.3.   Publicity....................................................................     46
        9.4.   Notices......................................................................     46
        9.5.   Governing Law................................................................     47
        9.6.   Agreement to Arbitrate; Injunctive Relief....................................     48
        9.7.   Further Assurances...........................................................     49
        9.8.   Assignment to Lender.........................................................     49
        9.9.   Entire Agreement.............................................................     49
        9.10.  Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies...     49
        9.11.  Binding Effect; No Assignment................................................     49
        9.12.  Variations in Pronouns.......................................................     49
        9.13.  Counterparts.................................................................     50
        9.14.  Exhibits and Schedules.......................................................     50
        9.15.  Headings.....................................................................     50
        9.16.  Severability of Provisions...................................................     50

                                      iii
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                             EXHIBITS AND SCHEDULES

Exhibit A-1    -      Promissory Note - Shamieh
Exhibit A-2    -      Promissory Note - Merhi
Exhibit A-3    -      Promissory Note - Pepin
Exhibit B-1    -      Lease Agreement
Exhibit B-2    -      Purchase Agreement
Exhibit C      -      Form of Shareholder Release
Exhibit D      -      Form of Film Rights Assignment
Exhibit E      -      Form of Harvey Pledge Agreement
Exhibit F      -      Lost Certificate Agreement
Exhibit G      -      Cinemobile Lease
Exhibit H      -      Form of Legal Opinion of Engel & Engel
Exhibit I      -      Form of Legal Opinion of Sidley & Austin

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                            STOCK PURCHASE AGREEMENT


              THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is dated as of April 3, 2000, by and among THE HARVEY ENTERTAINMENT COMPANY, a California corporation (the "PURCHASER"), on the one hand, and RICHARD J. PEPIN, an individual ("PEPIN"), JOSEPH T. MERHI, an individual ("MERHI"), and GEORGE SHAMIEH, an individual ("SHAMIEH," and collectively with Pepin and Merhi, the "SHAREHOLDERS"), on the other hand. Each of Pepin, Merhi and Shamieh is sometimes referred herein as a "SHAREHOLDER." Terms used herein are defined in
Section 9.1.

              A. Shareholders own all of the issued and outstanding shares (the "Shares") of the capital stock of Pepin/Merhi Entertainment Group, Inc., a California corporation, which, along with all of its Subsidiaries is referred to herein as the "Company."

              B. Shareholders own all of the membership interests (the "SHP INTERESTS") in Shadow Hills Post, LLC, a California limited liability company ("SHADOW HILLS").

              C. Purchaser wishes to purchase from Shareholders, and Shareholders wish to sell to Purchaser, all of the Shareholders' right, title and interest in and to the Shares and all of the Shareholders' right, title and interest in and to the SHP Interests upon the terms and conditions of this Agreement.

              Accordingly, the parties agree as follows:

        1. Sale of Shares and SHP Interests.

              1.1. Agreement to Sell Shares and SHP Interests. Subject to the terms and conditions of this Agreement, on the Closing Date, Shareholders shall sell to Purchaser, and Purchaser shall purchase from Shareholders (i) all of the Shareholders' right, title and interest in and to the Shares free from any Liens and (ii) all of the Shareholders' right, title and interest in and to the SHP Interests free from any Liens by completing the deliveries specified in Section
1.4 (such sale of the Shares and the SHP Interests is referred to herein as the "PM SALE").

              1.2. Purchase Price. The purchase price for the Shares is $7,440,344.20 and the purchase price for the SHP Interests is $50,000, payable as follows: on the Closing Date, Purchaser (i) shall deliver to the Shareholders the Notes in the aggregate principal amount of Two Million Fifty Thousand Dollars ($2,050,000), (ii) shall pay to Shareholders, by wire transfer in immediately available funds to the accounts specified on Schedule 1.2, Two Million Nine Hundred Ninety Thousand Three Hundred Thirty Four and 20/100 Dollars ($2,990,334.20) (the "CASH PAYMENT"), (iii) shall deliver to Shamieh 112,500 shares of Purchaser's Common Stock pursuant to the Shamieh Purchase Agreement, (iv) shall deliver to Merhi 125,000 shares of Purchaser's Common Stock pursuant to the Merhi Purchase Agreement, (v) shall deliver to



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

Pepin 125,000 shares of Purchaser's Common Stock pursuant to the Pepin Purchase Agreement, and (vi) shall pay One Million Dollars ($1,000,000) directly to Imperial (the "IMPERIAL PAYMENT") to be paid by Imperial into the Securities Accounts (as such term is defined in the Shareholder Pledge Agreements). Such $1,000,000 shall be pledged pursuant to the terms and conditions of the Shareholder Pledge Agreements and the Inferno Side Letter; such funds shall only be released to the Shareholders pursuant to the terms and conditions of such agreements. In addition, on the Closing Date, the Purchaser shall cause the Company to repay the Shareholder Loans by wire transfer in immediately available funds to the accounts specified on Schedule 1.2.

              1.3. Closing Date. The purchase and sale of the Shares and of the SHP Assets (the "CLOSING") shall be consummated at the offices of Sidley & Austin, 2049 Century Park East, 21st Floor, Los Angeles, California 90067, no later than 1:00 p.m., Pacific Standard Time, on April 3, 2000, or at such other time and place as shall be agreed upon in writing by the Shareholders and Purchaser (such date and time referred to herein as the "CLOSING DATE").

              1.4. Closing Date Deliveries.

                     (a) On the Closing Date, Shareholders shall deliver or cause to be delivered to Purchaser:

                        (i) stock certificates representing all of the Shares, together with duly executed stock powers in blank attached thereto; and

                        (ii) all of the documents and instruments required to be delivered pursuant to Section 5.

                     (b) On the Closing Date, Purchaser shall:

                        (i) deliver or cause to be delivered to Shareholders the Cash Payment and the Notes as designated by Shareholders;

                        (ii) deliver to Imperial the Imperial Payment;

                        (iii) deliver or cause to be delivered to Shareholders all of the documents and instruments required to be delivered by Purchaser under Section 6.

                        (iv) cause the Company to repay the Shareholder Loans pursuant to Section 1.2 hereof. 2. Representations and Warranties of the Shareholders. The Shareholders, jointly and severally, and, as applicable, in their capacities as the sole members of Shadow Hills, represent and warrant to the Purchaser as follows:

              2.1. Due Incorporation and Qualification.



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                     (a) The Company is a corporation duly organized, validly
existing and in good standing under the laws of the State of California and has the corporate power and lawful authority to own, lease and operate its assets, properties, rights and business and to carry on its business as now conducted. The Company does not own or lease property in any jurisdiction other than in California. The Company is not duly qualified as a foreign corporation to transact business in any jurisdiction except California.

                     (b) The Company's wholly-owned subsidiary, PEPIN-MERHI ENTERTAINMENT GROUP FSC, LTD. ("PM FSC") is a corporation duly organized, validly existing and in good standing under the laws of the United States Virgin Islands and has the corporate power and lawful authority to own, lease and operate its assets, properties, rights and business and to carry on its business as now conducted. PM FSC does not own or lease property in any jurisdiction other than in the United States Virgin Islands. PM FSC is not duly qualified as a foreign corporation to transact business in any jurisdiction except for the United States Virgin Islands.

              2.2. Subsidiaries and Other Affiliates. Except for the shares of PM FSC, the Company does not, directly or indirectly, (i) own or have the power to vote, or to exercise a controlling influence with respect to, shares of any capital stock, securities or other proprietary interests of any class of any Person, the holders of which class are entitled to vote for the election of directors (or Persons performing similar functions) of such Person or (ii) own any other interest in any Person, except as described on Schedule 2.2 attached hereto.

              2.3. Outstanding Capital Stock; SHP Interests. The Company is authorized to issue 100,000 shares of common stock, without par value (the "COMMON STOCK"), of which 1,000 shares are duly authorized and validly issued, outstanding, fully paid and non-assessable and are owned beneficially and of record by the Shareholders. All of the issued and outstanding shares of Common Stock are held of record by the Shareholders in the following amounts: 425 shares by Pepin, 425 shares by Merhi, and 150 shares by Shamieh, in each case, free and clear of any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever (collectively "LIENS") except for the Imperial Indebtedness. Except for the shares of Common Stock listed in the preceding sentence no equity or debt securities have been issued by the Company. There are no obligations, contingent or otherwise, of the Company to issue, repurchase, redeem or otherwise acquire any shares of Common Stock.

              The Shareholders are the only members of Shadow Hills. The copy of the Operating Agreement of Shadow Hills attached hereto as Schedule 2.3 (the "SHP OPERATING AGREEMENT"), is true, complete and correct and has not been amended or restated in any manner.

              2.4. Options or Other Rights. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind (collectively, "STOCK RIGHTS") to (i) purchase or otherwise to receive from the Company or any Shareholder any of the issued and outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of, or any proprietary interest in, the Company or (ii) purchase or otherwise receive from Shadow Hills or any Shareholder any debt or equity securities of or interests in Shadow Hills.

              2.5. Charter Documents and Corporate Records. The Company has heretofore made available to the Purchaser true and complete copies of the Articles of Incorporation and By-laws of the Company as in effect on the date hereof. The minute books of the Company, which have been made available to the Purchaser for its inspection, contain records of all meetings at which corporate action was taken or authorized and consents in lieu of meeting of the Board of Directors (and any committee thereof) of the Company and its shareholders since its date of incorporation and through and including September 1, 1999, which are true and complete in all material respects and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. The Shareholders, in their capacity as the only directors of the Company, have neither taken nor authorized any corporate action in such capacity since September 1, 1999. The stock books of the Company, which have been made available to the Purchaser for its inspection, are true, complete and correct.

              2.6. Financial Statements.

                     (a) The Shareholders have previously delivered to the Purchaser the following financial information:

                        (i) the unaudited statement of financial position of the Company as of August 31, 1999 (the "INTERIM BALANCE SHEET DATE"), and the related unaudited statements of income, shareholders' equity and cash flows for the six-month period then ended (the "INTERIM FINANCIALS"), all of which are attached hereto as Schedule 2.6(a)(i);

                        (ii) the audited statements of financial position of the Company as of February 28, 1999, 1998 and 1997 and the related statements of income, shareholders' equity and cash flows for each of the three years then ended, with the notes thereto, certified by the accounting firms of PricewaterhouseCoopers LLP (with respect to the 1999 financial statements) and by KPMG LLP (with respect to the 1998 and 1997 financial statements) (such financial statements are referred to collectively herein as the "AUDITED FINANCIALS"); and

                        (iii) the unaudited balance sheet of Shadow Hills as of December 31,1999, and the related unaudited statement of profits and losses for the twelve-month period then ended (the "SHP FINANCIALS," and together with the Interim Financials and the Audited Financials, the "FINANCIAL STATEMENTS"). The SHP Financials are attached hereto as Schedule 2.6(a)(iii).

                     (b) Except as set forth on Schedule 2.6(b)(i) hereto, the Interim Financials and the Audited Financials: (i) are in accordance with the books and records of the Company and (ii) fairly present the financial condition and the results of operations of the Company, as at the dates indicated therein and the changes in its cash flows for the periods indicated therein. Except as set forth on Schedule 2.6(b)(ii) hereto, the Interim Financials and the Audited Financials have been prepared in accordance with United States generally accepted accounting principles consistently applied in accordance with prior practice ("GAAP") except that the Interim Financials do not contain footnotes.
Schedule 2.6(b)(ii) details explicitly the manner in which and the reason why any portion of the Interim Financials or the Audited Financials does not conform with GAAP.

              2.7. Authority to Execute and Perform Agreement. Each Shareholder
(i) has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully the obligations of such Shareholder hereunder; (ii) the execution, delivery and performance by each Shareholder of this Agreement have been duly authorized by all necessary action on the part of such Shareholder; (iii) this Agreement has been duly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligations of each such Shareholder, enforceable in accordance with its terms; and (iv) except as otherwise specified in this Agreement or Schedule 2.7 hereto, no approval or consent of any other Person is required in connection with the execution and delivery by any Shareholder of this Agreement. The Shareholders are the record and beneficial owners of all of the issued and outstanding capital stock of the Company. No other class of capital stock or any equity security of the Company is authorized or issued and outstanding other than that owned by the Shareholders. There will be no outstanding security of any kind convertible into any such capital stock or proprietary interest and no Stock Rights outstanding at the Closing which are not conveyed to Purchaser pursuant to this Agreement.

              2.8. Compliance with Laws. To the Shareholders' Knowledge, neither Shadow Hills nor the Company is in violation in any material respect of any applicable order, judgment, injunction, award, decree or writ (collectively, "ORDERS"), or any applicable law, statute, code, ordinance, regulation or other requirement (collectively, "LAWS"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court, tribunal, or arbitrator (collectively, "GOVERNMENTAL BODIES") known to it, and neither the Company, Shadow Hills, nor any Shareholder has received notice that any such violation is being or may be alleged or has any reason to believe that any such violation is being or may be alleged.

              2.9. Permits. Each of Shadow Hills and the Company has all licenses, permits, orders or approvals of, and has made all required registrations and filings with, any Governmental Body, the absence of which, individually or in the aggregate, could have a Material Adverse Effect on Shadow Hills or the Company, as the case may be, or the conduct of the business of the Company or Shadow Hills as presently conducted (collectively, "PERMITS"). All of the Permits are in full force and effect; no material violations have occurred in respect of any Permit; and no proceeding is pending or threatened by any Governmental Body to revoke or limit any Permit.



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

              2.10. No Breach. Except as set forth on Schedule 2.10, the execution, delivery and performance of this Agreement by the Shareholders and the consummation of the contemplated transactions will not (i) violate any provision of the Articles of Incorporation or By-laws of the Company or the SHP Operating Agreement, (ii) to the Shareholders' Knowledge, require any Shareholder, Shadow Hills or the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other Person, (iii) violate, conflict with or result in the breach of any of the terms and conditions of, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any Contract required to be disclosed on Schedule 2.12 or on any other Schedule attached hereto or any other material Contract to which the Company, Shadow Hills or any Shareholder is a party or by or to which any of them or any of their respective properties may be bound or subject, or result in the creation of any Lien upon the properties of the Company or of Shadow Hills except for such violations, conflicts, breaches, modifications, terminations or defaults which could not have a Material Adverse Effect on the Company or Shadow Hills, as the case may be, (iv) to the Shareholders' Knowledge, violate any Order of any Governmental Body against, or binding upon, the Company, Shadow Hills or any Shareholder or upon any of their respective securities, properties, rights or business, (v) to the Shareholders' Knowledge, conflict with or result in any breach or violation of any of the terms and conditions of any Law or Order of any Governmental Body except as otherwise provided herein or (vi) to the Shareholders' Knowledge, violate or result in the revocation or suspension of any Permit.

              2.11. Actions and Proceedings. To the Shareholders' Knowledge, there are no outstanding Orders of any Governmental Body against the Company or Shadow Hills, as to which the violation thereof or failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Shadow Hills, as the case may be. Except as set forth on Schedule 2.11, there are no actions, suits, claims (including, without limitation, audit claims) or legal, administrative or arbitral proceedings or investigations (collectively, "ACTIONS") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the Knowledge of the Shareholders threatened, against or involving or otherwise relating to the Company, Shadow Hills or the Shareholders or any of their properties or rights which, if adversely decided, would have a Material Adverse Effect on the Company, Shadow Hills or the Shareholders, as the case may be. The Shareholders have no Knowledge of any dispute with any Person under any material Contract relating to the Company or Shadow Hills. There are no Actions pending, or to the Knowledge of the Shareholders, threatened against the Company, Shadow Hills or any Shareholder that would otherwise prevent or hinder the consummation of the PM Sale.

              2.12. Contracts.

                     (a) Schedule 2.12(a) sets forth all of the following Contracts in effect as of the date of this Agreement to which the Company or Shadow Hills is a party: (i) any

Contract with any officer, director, shareholder, or Affiliate of the Company, or any member of the immediate family of any director, officer or shareholder, including, without limitation, any loan agreement between the Company and any of the foregoing, (ii) any Contract with any employee, consultant, or agent, requiring the payment after the Interim Balance Sheet Date by the Company or Shadow Hills of $50,000 or more (except with respect to at-will employees of the Company or Shadow Hills who are listed on Schedule 2.27), (iii) any Contract with any labor union or association representing employees of the Company or Shadow Hills (other than a Contract with SAG or the DGA), (iv) any Contract calling for the payment after the Interim Balance Sheet Date by the Company or Shadow Hills of more than $50,000 for the purchase or sale of any materials, supplies, equipment, merchandise or services, (v) any warehousing, distributorship, depository, representation, management, marketing, agency, paper, printing or advertising agreement calling for the payment after the Interim Balance Sheet Date of more than $50,000 by the Company or Shadow Hills,
(vi) any Contract under which the Company or Shadow Hills agrees to indemnify any party in an amount in excess of $25,000, to share Tax liability of any party or to refrain from competing with any party, (vii) any Contract relating to any Key Film Asset which Contract (a) requires, or hereafter will require, the Company (or any successor thereto) or Shadow Hills (or any successor thereto) to pay after the date hereof an aggregate amount of $100,000 or more, or (b) entitles, or hereafter (in the Shareholders' reasonable opinion) will entitle, the Company (or any successor thereto) or Shadow Hills (or any successor thereto) to receive after the date hereof an aggregate amount of $100,000 or more, (viii) any Contract containing covenants of the Company or Shadow Hills not to compete after the date hereof in any line of business or with any person in any geographical area, and (ix) any option held by the Company or Shadow Hills to acquire or sell securities or all or any material portion of the assets, properties, rights or business of other Persons.

                     (b) All of the written Contracts set forth on Schedule 2.12(a) have been delivered or made available to Purchaser (including any and all amendments thereto) and are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their respective terms, and to the Knowledge of the Shareholders, (i) the Company or Shadow Hills, as applicable, is not in material default under any of them, (ii) no other party to any such Contract is in material default and (iii) no condition exists which with notice or lapse of time or both would constitute a material breach or default thereunder.

                     (c) No approval or consent of any Person is needed by reason of this Agreement in order that the Contracts set forth on Schedule 2.12(a) continue in full force and effect following the consummation of the Agreement.

                     (d) Schedule 2.12(d) attached hereto lists the material terms of all Contracts to which a Shareholder or any Affiliate of a Shareholder is a party and which concern or involve any rights to or interests in any Film Asset (except for Contracts concerning production or direction of a Film by a Shareholder or Contracts regarding film credits).

              2.13. Real Estate. Neither the Company nor Shadow Hills owns any real property or any buildings, structures and other improvements

(except for improvements concerning the Wentworth Property owned by the Company). Except for the Wentworth Lease, the Existing Lease, and the Cinemobile Lease, the Company is not a party to (i) any lease, sublease or other agreement under which the Company is the lessor, lessee, sublessor or sublessee of any real property, (ii) any option or contractual obligations on the part of the Company to purchase or acquire any interest in real property; or (iii) any option granted by the Company or contractual obligations on the part of the Company to sell or dispose of any interest in real property. Shadow Hills is not a party to (i) any lease, sublease or other agreement under which Shadow Hills is the lessor, lessee, sublessor or sublessee of any real property, (ii) any option or contractual obligations on the part of Shadow Hills to purchase or acquire any interest in real property; or (iii) any option granted by Shadow Hills or contractual obligations on the part of Shadow Hills to sell or dispose of any interest in real property.

              2.14. Accounts and Notes Receivable.

                     (a) All accounts and notes receivable reflected on the Financial Statements have arisen in the ordinary course of business, represent valid obligations owing to the Company or Shadow Hills, as applicable, and, subject only to consistently recorded reserves or allowances for bad debts and returns, have been collected or, to the Knowledge of the Shareholders, are reasonably collectible in the aggregate recorded amounts thereof in accordance with their terms.

                     (b) The schedule of off balance sheet foreign accounts receivable dated October 31, 1999 (the "FOREIGN RECEIVABLES SCHEDULE") and delivered to Purchaser is true, correct and complete and is attached hereto as
Schedule 2.14(b). All of the transactions referred to on the Foreign Receivables Schedule arose in bona fide transactions in the ordinary course of the Company's business and, to the Knowledge of the Shareholders, there is no reason to believe that the Company will not be able to perform its obligations with respect to such transactions. Since October 31, 1999, the Company has experienced no difficulties inconsistent with prior experience in collecting either the accounts receivable listed on the Foreign Receivables Schedule or the foreign accounts receivable generated after the date thereof.

              2.15. Inventories. The inventories of the Company and Shadow Hills as set forth on the Financial Statements are in substantially usable and, in the case of finished goods, salable condition.

              2.16. Film Assets. Schedule 2.16A and Schedule 2.16B together list all of the Film Assets of the Company as of the date hereof, and, as to each such Film Asset, indicates the title, the date of copyright registration, and the registration number. The Company has all right, title and interest in and to the Owned Film Assets listed on Schedule 2.16A and the Company is able to perform such Exploitation Agreements as have been entered into by the Company relating to such Owned Film Assets. The Company has all power and authority necessary to enter into all Exploitation Agreements with respect to all Licensed

Film Assets. The Company has all right, title and interest in and to the Licensed Film Assets listed on Schedule 2.16B as are necessary for the Company to perform all Exploitation Agreements relating to such Licensed Film Assets and as are necessary for the Company to receive all benefits thereunder, including all consideration, compensation or other sums owing or payable to the Company pursuant to such Exploitation Agreements. No third party holds any rights of material value or Liens (other than Permitted Liens) with respect to any Owned Film Asset except as such rights or Liens arise under an existing Exploitation Agreement. To the Shareholders' Knowledge, neither the Film Assets nor the Company's exploitation thereof violates or infringes, or will violate or infringe upon any copyright, right of privacy or publicity, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, contract or copyright or any right of any other person or contains any defamatory material in any manner. Shadow Hills does not and does not purport to possess any ownership, distribution or exploitation rights with respect to any Film.

                     (a) The Company has delivered to Purchaser documents which accurately and completely identify as of the date hereof all Laboratories at which the Masters relating to Film Assets are located and the specific Masters that are located at each such Laboratory.

                     (b) Neither Shadow Hills nor the Company owns any interest in any material trademarks.

                     (c) Schedule 2.16(c) attached hereto accurately and completely identifies as of the date hereof each Exploitation Agreement concerning a Key Film Asset which calls for the payment of $100,000 or more to the Company after the Interim Balance Sheet Date.

                     (d) Schedule 2.16(d) attached hereto accurately and completely identifies as of the date hereof all Contracts of the Company to purchase, produce, exploit or develop in the future any right or interest in any Key Film Asset not yet released as at the Closing Date and adequately summarizes the Company's plans with respect to any of the foregoing.

                     (e) All of the Key Film Assets are listed on Schedule 2.16(e) attached hereto.

              2.17. Tangible Property/Bank Accounts.

                     (a) All material (i) leases, (ii) conditional sales contracts, (iii) franchises and (iv) licenses, pursuant to which the Company or Shadow Hills may hold or use any interest owned or claimed by the Company or Shadow Hills, as applicable, in or to Tangible Property have been delivered or made available to the Purchaser and, to the Shareholders' Knowledge, are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their terms and, as respects the Company's or Shadow Hills' performance, to the Knowledge of the Shareholders, there is no default or event of default or event which with notice or lapse of time or both would constitute a default under any of such agreements. To the Shareholders' Knowledge, the Tangible Property of the Company and of Shadow Hills is in good operating condition and repair and neither the Company, Shadow Hills nor the Shareholders have received any notice that any Tangible Property is in violation of any existing Law or any building, zoning, health, safety or other ordinances, code or regulation. The Company, Shadow Hills and the Shareholders have good and marketable title to all of their Tangible Property other than Permitted Liens. As used herein, the term "TANGIBLE PROPERTY" means all interests owned by the Company or Shadow Hills (including, without limitation, options) in or to the machinery, equipment, furniture, fixtures, dies and tools, packing and packaging materials and containers, vehicles, any related capitalized items and other Tangible Property material to the business of the Company or Shadow Hills and that is treated by the Company or Shadow Hills as depreciable or amortizable or fully depreciated or fully amortized property.

                     (b) All items of Tangible Property with an original acquisition cost of over $10,000 owned by the Company as of the date hereof are listed on Schedule 2.17(b).

                     (c) No real, personal or other property is owned by PM FSC.

                     (d) All bank, deposit, checking, money market, securities and other accounts of the Company, Shadow Hills and PM FSC (collectively, the "BANK ACCOUNTS") and the signatories to each such Bank Account are listed on
Schedule 2.17(d).

                     (e) The items listed on Schedule 2.17(e) may be removed by the Shareholders at the time of the Closing.

              2.18. Intangible Property. Each of the Company and Shadow Hills, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, and any applications therefor, and tangible or intangible proprietary information or material the absence of which would have a Material Adverse Effect on the Company or Shadow Hills, as applicable (the "INTANGIBLE PROPERTY").

              The Company or Shadow Hills, as the case may be, is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any Liens or encumbrances, except where such liens or encumbrances have not had, and could not have, a Material Adverse Effect), the Intangible Property, and, in the case of Intangible Property owned by the Company or Shadow Hills, has sufficient right to the use thereof or the material covered thereby in connection with the products in respect of which the Intangible Property are being used. Except where the adverse resolution of the matters referred to in clauses (i), (ii) and
(iii) below would not have a Material Adverse Effect, no Actions with respect to the Intangible Property have been asserted or, to the Knowledge of the Shareholders, are threatened by any person (i) to the effect that the sale, licensing, or use of any of the products of the Company or Shadow Hills as now sold or licensed or used or proposed for use, sale or licensing by the Company or Shadow Hills infringes on any copyright, trademark or service mark, (ii) against the use by the Company of any trademarks, service marks, trade names, copyrights, technology or know-how and applications used in the business of the Company or Shadow Hills as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company or Shadow Hills or the validity of any of the Intangible Property.

              2.19. Liens. Each of the Company and Shadow Hills owns outright and has good and marketable title to all of its assets and Properties, in each case free and clear of any Lien except for (i) Liens on properties and assets securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due and payable, (ii) Liens on immaterial assets or Properties, (iii) Liens on assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date without violation of any provisions of this Agreement, (iv) Liens specifically identified on the Financial Statements, and (v) Liens held by SAG or the DGA which arose in the ordinary course of the Company's business (the Liens described in clauses (i) through (v) above are sometimes referred to collectively as the "PERMITTED LIENS").

              2.20. Accounts Payable and Indebtedness. Except for the Inferno Exposure, all Indebtedness of the Company as at the Interim Balance Sheet Date is set forth on the Interim Financials. All Indebtedness reflected on the Interim Financials has arisen in the ordinary course of business and represents valid Indebtedness of the Company. All Indebtedness of Shadow Hills as at the Interim Balance Sheet Date is set forth on the SHP Financials. All Indebtedness reflected on the SHP Financials has arisen in the ordinary course of business and represents valid Indebtedness of Shadow Hills. As used herein, the term "INDEBTEDNESS" means all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date Indebtedness is to be determined.

              2.21. Liabilities. Except for the Inferno Exposure, as at the Balance Sheet Date and the Interim Balance Sheet Date, neither the Company, any of its Subsidiaries nor Shadow Hills had any Liabilities that were not fully and adequately reflected or reserved against on the Interim Financials, the Audited Financials or the SHP Financials, as the case may be, except as otherwise disclosed and identified in this Agreement or the schedules attached hereto. The Company, its Subsidiaries and Shadow Hills do not have any Liabilities, other than (i) Liabilities fully and adequately reflected or reserved against on the Interim Financials or the SHP Financials, as the case may be, and (ii) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business, except as otherwise disclosed in this Agreement or the schedules attached hereto. No Shareholder has any Knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company or Shadow Hills or any successor to its business except in the ordinary course of business or except as set forth on the Financial Statements, except as otherwise disclosed and identified in this Agreement or the schedules attached hereto.

              2.22. Suppliers and Customers. To the Shareholders' Knowledge, no single supplier or customer is of such importance to the business of the Company that the business of the Company would suffer a Material Adverse Effect because of the loss of such single supplier or customer. To the Knowledge of the Shareholders, the relationships of the Company with its suppliers and customers are generally good commercial working relationships and, no supplier or customer of the Company which is material to its business has canceled, or threatened to cancel, its relationship with the Company or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company or its usage of the Company's services or products, as the case may be. To the Company's Knowledge, the Company does not have any notice that any such supplier or customer intends to cancel or otherwise modify its relationship with the Company or to decrease materially its services, supplies or materials to the Company or its usage of the services or products of the Company.

              2.23. Shareholder Loans. The aggregate amount of the of the Shareholder Loans (principal and accrued interest) as of November 1, 1999 was Two Million Five Hundred Nine Thousand Six Hundred Sixty-Five and 80/100 Dollars ($2,509,665.80) payable as follows $1,223,005.65 to Merhi, $1,262,035.01 to
Pepin and $24,625.14 to Shamieh. Since November 1, 1999, there has been no change in the aggregate amount of the Shareholder Loans or the individual amount of any Shareholder Loan. Except for an offset of $164,500 on the Shareholder Loan from Shamieh to the Company, since November 1, 1999, the Shareholders have received no payments or offsets on the Shareholder Loans nor have any loans from the Company or Shadow Hills to any Shareholder been repaid, offset or canceled.

              2.24. Shadow Hills Assets and Liabilities.

                     (a) Since the Interim Balance Sheet Date, Shadow Hills has not sold any assets or incurred any Liabilities except in the ordinary course of its business, consistent with past practice.

                     (b) All of the Liabilities listed on the SHP Financials were incurred in the ordinary course of Shadow Hills' business.

              2.25. Employee Benefit Plans.

                     (a) Except for the Profit Sharing Plan and any applicable SAG or DGA plans, neither the Company, Shadow Hills nor any ERISA Affiliate of the Company or Shadow Hills maintains or otherwise has any liability (whether direct or indirect, actual or contingent) in respect of any "employee pension benefit plan" (as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as is set forth in the Company's January, 1996 Employee Manual, attached as Schedule 2.25 hereto (the "EMPLOYEE MANUAL"), neither the Company nor Shadow Hills maintains any ERISA Benefit Plan (except such plans as to which the Company may be subject due to its relationships with SAG or the DGA). No ERISA Benefit Plan is a "multiemployer plan" (as such term is defined in section 3(37) of ERISA).

                     (b) Except as is set forth in the Employee Manual, neither the Company nor Shadow Hills maintains or is it subject to any:

                        (i) material severance, stock ownership, purchase or option, bonus, incentive, vacation or holiday pay, sick pay, or other welfare benefit or fringe benefit plan, program or arrangement; or

                        (ii) collective bargaining agreement or any other material agreement or arrangement with or for the benefit of any present or prior officer, director, employee or consultant (except such agreements as to which the Company may be subject due to its relationships with the SAG or the DGA), with respect to which the Company has any liability.

                     (c) With respect to each ERISA Benefit Plan, the Company has made available to the Purchaser originals or correct and complete copies, where applicable, of (i) all plan documents, insurance contracts or policies and any amendments thereto, (ii) the current summary plan description and (iii) the annual reports on Form 5500, including schedules, as filed.

                     (d) With respect to each ERISA Benefit Plan, (i) there is no pending, or, to the knowledge of the Shareholders, threatened material Claim other than claims for benefits in the ordinary course of business, (ii) all contributions and premiums due have been made on a timely basis and (iii) has been administered substantially in accordance with the requirements of ERISA and, where applicable, the Code. Neither the Company nor Shadow Hills has any obligation to provide health or death benefits to its prior employees except as required by Part 6 of Title I of ERISA.

                     (e) Except with respect to such plans as are set forth in the Employee Manual and except with respect to such plans as to which the Company may be subject due to its relationships with the SAG or the DGA, neither the Company nor Shadow Hills has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

              2.26. Tax Matters.

                     (a) Each of the Company and Shadow Hills has paid all taxes heretofore required to be paid by such entities and lawfully imposed by any jurisdiction or taxing authority (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, stamp, environmental, windfall profits, license, alternative minimum or add-on minimum, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, FICA, payroll related and Property taxes, import and customs duties, value added taxes and other governmental charges and assessments of any kind whatsoever), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing and including the liability of the Company or Shadow Hills for the payment of amounts with respect to payments of a type described above as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or Shadow Hills under any tax indemnity arrangement or any agreement or arrangement for the allocation or payment of Tax liabilities or payment of tax benefits with respect to a combined, consolidated or unitary Tax Return (as defined below) which includes the Company or Shadow Hills ("TAXES" or, individually, a "TAX") required to be paid by it through the date hereof, and shall timely pay any Taxes required to be paid by it on or before the Closing Date or with respect to any period which includes the Closing Date to the extent any accrual or payment was or is required on or prior thereto.

                     (b) Each of the Company and Shadow Hills has timely filed all returns, reports or similar statements (including any attached schedules) required to be filed with respect to any Tax including, without limitation, any information returns, claims for refund, amended returns and declarations of estimated Tax ("TAX RETURNS" or, individually, a "TAX RETURN") through the date hereof and shall prepare and timely file, in a manner consistent with prior years and applicable laws and regulations, all Tax Returns required to be filed on or before the Closing Date. The Company has not requested an extension of the deadline for filing any Tax Return which, without such extension would be required to be filed on or before the Closing Date.

                     (c) No penalties, additions to tax, interest or other charges are or will become due with respect to the late filing of any Tax Return of the Company or Shadow Hills required to be filed on or before the Closing Date.

                     (d) With respect to all Tax Returns of the Company and Shadow Hills, (i) Schedule 2.26(d) sets forth a list of each type of periodic Tax Return (by taxing jurisdiction and type of Tax) filed by the Company or Shadow Hills during the most recent three (3) years, indicating the date of the most recent such Tax Returns with respect to which the statute of limitations for the assessment of Taxes has expired and (ii) except as set forth on Schedule 2.26(e), no audit, investigation or examination is in progress and no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

                     (e) Schedule 2.26 sets forth the status of all audits, examinations, actions, suits, investigations, claims or assessments of the Tax Returns of the Company or Shadow Hills for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by the Company or Shadow Hills with respect thereto.

                     (f) There is no unassessed tax deficiency proposed or, to the Knowledge of the Shareholders, threatened against the Company or Shadow Hills. All deficiencies asserted or assessments made as a result of any audit, examination or similar governmental action with respect to any Tax Return have been paid in full. There are no Liens for Taxes upon assets of the Company or Shadow Hills except for Liens relating to current Taxes not yet due and for which an adequate accrual has been made in accordance with GAAP. All agreements or arrangements of the Company or Shadow Hills for the allocation or payment of Tax liabilities or payment of Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company or Shadow Hills will terminate prior to the Closing Date and neither the Company nor Shadow Hills will have any liability thereunder on or after the Closing Date.

                     (g) All Taxes which the Company or Shadow Hills has been required to withhold or to collect for payment through the date thereof have been duly withheld, collected and paid.

                     (h) There are no Tax rulings, requests for rulings, or closing agreements concerning the Company or Shadow Hills which could affect the Company's or Shadow Hills', as the case may be, liability for Taxes for any period after the Closing Date.

                     (i) All Taxes that may be incurred with respect to the repatriation of any assets or funds from PM FSC have been adequately reserved on the Interim Financials.

              2.27. Officers, Directors and Employees. Schedule 2.27 sets forth
(i) a list of all Contracts which are currently in effect relating either to the employment of any employee of the Company or Shadow Hills whose annual compensation exceeds $50,000, or to any current or former officer or director of the Company or Shadow Hills, indicating with respect to each such Contract, the term thereof and the name, title and annual compensation of the party thereto,
(ii) a list of the Contracts listed in subsection (i) of this Section 2.27, under which the Company has, or had as of August 31, 1999, any material undischarged, contingent or inchoate obligations (including, without limitation, any indemnification or contribution obligations), (iii) all wage or salary increases or bonuses received since August 31, 1999 to the date hereof by any employee, officer or director of the Company or Shadow Hills, and any accrual for or commitment or agreement (written or oral) by the Company or Shadow Hills to pay any such increases or bonuses and (iv) all bonus or severance arrangements (written or oral) or policies with respect to any current or former officer, director or employee of the Company or Shadow Hills except as set forth in the Employee Manual. No Person employed by the Company at any time since January 1, 1998, nor any former officer or director of the Company or Shadow Hills has made any threat in writing, or to the Knowledge of the Shareholders orally, as of the date hereof to the Company or Shadow Hills or to any of their officers or directors to bring or commence any Action against the Company or Shadow Hills or any of their employees, officers, directors or Affiliates.

              2.28. Interested Party Transactions. Except with respect to the motion picture entitled "Y2K," since the Balance Sheet Date, none of (i) the Shareholders, (ii) the officers of the Company or (iii) any Affiliate of a Shareholder or of an officer of the Company has engaged or entered into or proposed to enter into any Contract or series of Contracts with the Company or

Shadow Hills in which the amount involved in such Contract or series of Contracts exceeds $25,000.

              2.29. Change in Control Payments. Except as set forth in this Agreement or the schedules hereto, neither Shadow Hills nor the Company has any plans, programs, agreements or Contracts to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company or a transfer of a material amount of the assets of Shadow Hills.

              2.30. No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Company, Shadow Hills or any Shareholder in connection with this Agreement or the PM Sale, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company, Shadow Hills or any Shareholder or any action taken by any of the foregoing.

              2.31. Insurance. Purchaser has been provided access to all policies or binders of fire, liability, worker's compensation, vehicular, life, product liability, errors and omissions and other insurance held by or on behalf of the Company or Shadow Hills, specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $10,000 and setting forth the aggregate amounts Known by the Shareholders to have been paid out under each such policy from January 1, 1994 through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder. Such policies and binders are valid and enforceable in accordance with their terms, and are in full force and effect. Neither the Company nor Shadow Hills has received any written notice that it is in default with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. To the Shareholders' Knowledge, there are no outstanding unpaid claims under any such policy or binder. Neither the Company nor Shadow Hills has received a written notice of cancellation or non-renewal of any such policy or binder. The Shareholders believe that the insurance policies described in the first sentence of this Section 2.31 provide adequate coverage to the date hereof for all normal risks incident to the business of the Company and Shadow Hills and its subsidiaries and their respective properties and assets.

              2.32. Operations of the Company. Except as set forth on Schedule 2.32, since the dates indicated, the Company has not:

                        (a) since the Balance Sheet Date, except as contemplated by this Agreement, amended, or agreed to amend, its Articles of Incorporation or Bylaws or merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other Person, or changed, or agreed to change, in any manner the character of its business or the number of authorized or outstanding shares of its capital stock;

                        (b) except for the Shamieh Agreement, since the Balance Sheet Date, hired, or agreed to hire, any Person; entered into or amended, or agreed to enter into or amend, any employment agreement with respect to any officer or director, or with respect to any other Person (other than a Film actor) whose annual compensation exceeds $50,000 or which is not terminable by the Company without liability (except for liabilities for earned but unpaid wages or salary); entered into, or agreed to enter into, any agreement with any labor union or association (other than SAG or DGA) representing any employee; or entered into or amended, or agreed to enter into or amend, any ERISA Benefit Plan;

                        (c) since the Interim Balance Sheet Date, incurred, or agreed to incur, any Indebtedness (other than the Imperial Indebtedness) for borrowed money in excess of $50,000 or assumed, guaranteed, endorsed or otherwise become responsible for, or agreed to assume, guarantee, endorse or otherwise become responsible for, any obligations of any Person (other than the Company);

                        (d) since the Balance Sheet Date, declared, set aside or paid, or agreed to declare, set aside or pay, any dividends or declared, set aside or made, or agreed to declare, set aside or make, any distributions or other payments of any kind to any Shareholder or any of their respective Affiliates;

                        (e) since the Interim Balance Sheet Date, issued, granted, sold or pledged, or agreed or proposed to issue, grant, sell or pledge, any shares of capital stock of the Company or any Rights to acquire such shares or any related share or stock appreciation rights;

                        (f) since the Interim Balance Sheet Date, reduced, or agreed to reduce, its cash or short-term investments or their equivalents, other than to meet cash needs arising in the ordinary course of business, consistent with past practice;

                        (g) since the Balance Sheet Date, except as otherwise disclosed in this Agreement or the schedules hereto, waived, released, granted or transferred, or agreed to waive, release, grant or transfer, any right of value to, or the business of, the Company except in the ordinary course, including, without limitation, any debts owed by any Shareholder to the Company;

                        (h) since the Balance Sheet Date, made, or agreed to make, any change in its accounting methods or practices or made, or agreed to make, any change in depreciation or amortization policies or rates adopted by it;

                        (i) since the Interim Balance Sheet Date, other than in the ordinary course of business consistent with past practice, changed or modified, or agreed to change or modify, any material terms of any Contract which would be required to be disclosed on Schedule 2.12 or any of its business policies or practices, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies, each in any material respect;

                        (j) except with respect to the Shamieh Employment Agreement and the raises disclosed on Schedule 2.27, if any, since the Balance Sheet Date, made, or agreed to make, any annual wage or salary increase or bonus in excess of $10,000, or increase in any other direct or indirect compensation (including, without limitation, the grant or transfer of any Right or interest in or to any Intangible Property or the proceeds therefrom), for or to any of its officers, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same;

                        (k) since the Balance Sheet Date, made, or agreed to make, any payment (other than payments of salary in the ordinary course of business consistent with past practice and payments to consultants, agents or other representatives of the Company in the ordinary course of business consistent with past practice), or loan or advance, in each case to any officer, director, or employee of the Company or any Shareholder or any of their respective Affiliates (other than de minimis advances to employees);

                        (l) since the Interim Balance Sheet Date, made, or agreed to make, any payment or commitment to pay any severance or termination payment to any of its officers, directors, employees, consultants, agents or other representatives;

                        (m) since the Interim Balance Sheet Date, entered into, or agreed to enter into, any lease (as lessor or lessee, sublessor or sublessee) except in the ordinary course of business and except for the Wentworth Lease; sold, transferred, abandoned or made, or agreed to sell, transfer, abandon or make, any other disposition of any of its assets, Film Assets, Properties, capital stock or business other than in the ordinary course of business consistent with past practice; granted or suffered, or agreed to grant or suffer, any Lien on the foregoing (other than Permitted Liens);

                        (n) since the Interim Balance Sheet Date, except in the ordinary course of business and in amounts less than $25,000 in each case and in a single transaction, incurred or assumed, or agreed to incur or assume, any Indebtedness or Liability (whether absolute or contingent and whether or not currently due and payable) other than the Imperial Indebtedness;

                        (o) except in the ordinary course of the Company's business, since the Interim Balance Sheet Date, entered into, or agreed to enter into, any Contract with respect to the design, development or production of any Key Film Asset (except as otherwise set forth in this Agreement or the schedules hereto) or sold, granted, licensed or otherwise disposed or transferred, or agreed to sell, grant, license or otherwise dispose or transfer, any ancillary rights in or to any of the Company's Intangible Property, including, without limitation, motion picture rights, television rights, animation rights, interactive or other multimedia rights and merchandising Rights;

                        (p) since the Interim Balance Sheet Date, made any acquisition of any Intangible Property, or any Rights therein or thereto, (except in connection with the production or distribution of Key Film Assets) or all or any part of the assets, properties, capital stock or business of any other Person or made any commitments to do any of the foregoing, in each case, with an acquisition cost of $5,000 or more;

                        (q) since the Interim Balance Sheet Date, except with respect to Film Assets, made, or agreed to make, any investment of a capital nature either by purchase of capital stock or securities, contributions to capital, property transfers or otherwise or by the purchase of any Properties or assets of any Person, including, without limitation, any acquisition or redemption of any shares of capital stock of the Company;

                        (r) since the Balance Sheet Date, suffered any change, destruction or loss, or become aware of any event or threat which could reasonably be expected to cause any Material Adverse Change in the Condition of the Company, whether or not covered by insurance, except with respect to the motion picture entitled "Inferno";

                        (s) since the Interim Balance Sheet Date, terminated, or agreed to terminate, or failed to renew or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract that would have otherwise been required to be listed on
        Schedule 2.12;

                        (t) since the Balance Sheet Date, suffered any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that constitutes a Material Adverse Effect, made any material revaluation of any of the Company's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or made any sale or disposition of any assets of the Company (except in the ordinary course of the Company's business) or any pledge or encumbrance of any assets of the Company (except to SAG or the DGA or except pursuant to the terms of the Imperial Indebtedness); or

                        (u) since the Balance Sheet Date, borrowed money from or loaned money to any Shareholder, or any officer or director of the Company or any of their Affiliates, or increased the salary or other compensation paid to any Shareholder, or any officer or director of the Company or any of their Affiliates, or purchased any assets from or sold any assets to any Shareholder, or any officer or director of the Company or any of their Affiliates.

              2.33. Potential Conflicts of Interest. Except as set forth on
Schedule 2.33, no officer, director or shareholder of the Company or, to the Knowledge of the Shareholders, any employee of the Company or Shadow Hills, any Shareholder or any of their respective Affiliates (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee, consultant, agent or other representative of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (ii) owns, directly or indirectly, in whole or in part, any Film Rights or Intangible Property (or any rights or other interests therein) which the Company is using or the use of which is necessary for the business of the Company; (iii) except for the Shareholder Loans, has any material claim whatsoever against, or owes any amount to, the Company, except with respect to claims of employees in the ordinary course of business, such as for accrued vacation pay and similar matters and agreements existing on the date hereof, or
(iv) has any other claim against the Company or Shadow Hills except for officers' or directors' statutory or contractual indemnification obligations.

              2.34. Employment Matters. The Company and Shadow Hills together employ approximately 37 employees. To the Shareholders' Knowledge, neither the Company nor Shadow Hills has at any time during the last three (3) years had, nor is there now threatened, any walkout, strike, picketing, work stoppage, work slowdown or any other similar occurrence which adversely affects, or may adversely affect the Company or Shadow Hills. Neither the Company nor Shadow Hills has received written notice from any Governmental Body that it has failed to comply, and to the Shareholders' Knowledge both the Company and Shadow Hills have complied, in all material respects with all applicable Laws (where noncompliance would have a Material Adverse Effect) relating to the employment of labor including, without limitation, those relating to wages, hours, collective bargaining, the payment and withholding taxes and the federal Occupational Safety and Health Act of 1970, as amended, and the rules and regulations issued thereunder, and the Company and Shadow Hills have withheld all amounts required by Law or agreement to be withheld from the wages or salaries of their employees and neither the Company nor Shadow Hills is liable for any arrears of wages or other Taxes or penalties for failure to comply with any of the foregoing. To the Knowledge of the Shareholders, there are no material controversies pending or threatened between the Company or Shadow Hills and any of their employees.

              2.35. Environmental Protection. Neither the Company nor Shadow Hills has obtained or applied for any Permits ("ENVIRONMENTAL PERMITS") which are required under any Laws relating to pollution or protection of the environment including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes. To the Shareholders' Knowledge, the Company and Shadow Hills are in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Laws or in any Order, notice or demand letter issued, entered, promulgated or approved thereunder. To the Shareholder's Knowledge, neither the Company nor Shadow Hills has been, during the past three (3) years, and is not currently required to have any Environmental Permits.

              2.36. Canadian Productions. The Company holds all right title and interest in and to the Films entitled "Y2K" and "Epicenter" (formerly entitled "Tremble"). None of the Shareholders or any of their Affiliates (except the Company) owns any interest in the production, exploitation or distribution of such Films.

              2.37. Year 2000 Compliance. To the Shareholders' Knowledge, the active computer systems of the Company and Shadow Hills (including without limitation all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment) are Year 2000 Compliant. The term "YEAR 2000 COMPLIANT" as used herein means that the computer systems (1) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (2) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date related data represented without a century designation, date related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (4) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (5) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (6) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (7) have the ability to recognize all "leap years," including February 29, 2000.

              2.38. Operation of Shadow Hills. Except as set forth on Schedule
2.38 attached hereto, Shadow Hills has taken none of the following actions:

                        (a) since the Balance Sheet Date, amended, or agreed to amend, its operating agreement or merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other Person;

                        (b) since the Balance Sheet Date, hired, or agreed to hire, any Person; entered into or amended, or agreed to enter into or amend, any employment agreement with respect to any Person whose annual compensation exceeds $50,000 or which is not terminable by the Company without liability (except for liabilities for earned but unpaid wages or salary); entered into, or agreed to enter into, any agreement with any labor union or association, except SAG or DGA, representing any employee; or entered into or amended, or agreed to enter into or amend, any ERISA Benefit Plan;

                        (c) since the Interim Balance Sheet Date, reduced, or agreed to reduce, its cash or short-term investments or their equivalents, other than to meet cash needs arising in the ordinary course of business, consistent with past practice;

                        (d) since the Balance Sheet Date, waived, released, granted or transferred, or agreed to waive, release, grant or transfer, any right of value to, or the business of, Shadow Hills except in the ordinary course, including, without limitation, any debts owed by any Shareholder to Shadow Hills;

                        (e) since the Balance Sheet Date, made, or agreed to make, any change in its accounting methods or practices or made, or agreed to make, any change in depreciation or amortization policies or rates adopted by it;

                        (f) since the Interim Balance Sheet Date, other than in the ordinary course of business consistent with past practice, changed or modified, or agreed to change or modify, any material terms of any Contract which would be required to be disclosed on Schedule 2.12 or any of its business policies or practices, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies, each in any material respect;

                        (g) except with respect to the raises disclosed on
        Schedule 2.27, if any, since the Balance Sheet Date, made, or agreed to make, any annual wage or salary increase or bonus in excess of $10,000, or increase in any other direct or indirect compensation (including, without limitation, the grant or transfer of any Right or interest in or to any Intangible Property or the proceeds therefrom), for or to any of its officers, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same;

                        (h) since the Interim Balance Sheet Date, incurred, or agreed to incur, any Indebtedness for borrowed money in excess of $50,000 or assumed, guaranteed, endorsed or otherwise became responsible for, or agreed to assume, guarantee, endorse or otherwise become responsible for, any obligations of any Person (other than Shadow Hills);

                        (i) since the Balance Sheet Date, declared, set aside or paid, or agreed to declare, set aside or pay, any dividends or declared, set aside or made, or agreed to declare, set aside or make, any distributions or other payments of any kind to any of its members;

                        (j) since the Interim Balance Sheet Date, made, or agreed to make, any payment or commitment to pay any severance or termination payment to any of its members, employees, consultants, agents or other representatives;

                        (k) since the Interim Balance Sheet Date, entered into, or agreed to enter into, any lease (as lessor or lessee, sublessor or sublessee); sold, transferred, abandoned or made, or agreed to sell, transfer, abandon or make, any other disposition of any of its assets, Film Assets, Properties, capital stock or business other than in the ordinary course of business consistent with past practice; granted or suffered, or agreed to grant or suffer, any Lien on the foregoing (other than Permitted Liens);

                        (l) since the Balance Sheet Date, made, or agreed to make, any payment (other than payments of salary in the ordinary course of business consistent with past practice and payments to consultants, agents or other representatives of Shadow Hills in the ordinary course of business consistent with past practice) or any loan or advance, in each case to any employee, consultant, agent or other representative of Shadow Hills;

                        (m) since the Balance Sheet Date, made, or agreed to make, any payment or any loan or advance, in each case to any member or any Shareholder or any of their respective Affiliates;

                        (n) since the Interim Balance Sheet Date, except in the ordinary course of business and in amounts less than $25,000 in each case and in a single transaction, incurred or assumed, or agreed to incur or assume, any Indebtedness or Liability (whether absolute or contingent and whether or not currently due and payable);

                        (o) except in the ordinary course of its business, since the Interim Balance Sheet Date, entered into, or agreed to enter into, any Contract with respect to the design, development or production of any Key Film Asset (except as otherwise set forth in this Agreement or the schedules hereto) or sold, granted, licensed or otherwise disposed or transferred, or agreed to sell, grant, license or otherwise dispose or transfer, any ancillary rights in or to any of its Intangible Property, including, without limitation, motion picture rights, television rights, animation rights, interactive or other multimedia rights and merchandising Rights;

                        (p) since the Interim Balance Sheet Date, made any acquisition of any Intangible Property, or any Rights therein or thereto, (except in connection with the post-production of Key Film Assets) or all or any part of the assets, properties, capital stock or business of any other Person or made any commitments to do any of the foregoing, in each case, with an acquisition cost of $5,000 or more;

                        (q) since the Interim Balance Sheet Date, except with respect to Film Assets, made, or agreed to make, any investment of a capital nature either by purchase of capital stock or securities, contributions to capital, property transfers or otherwise or by the purchase of any Properties or assets of any Person;

                        (r) since the Balance Sheet Date, suffered any change, destruction or loss, or become aware of any event or threat which could reasonably be expected to cause any Material Adverse Change, whether or not covered by insurance;

                        (s) since the Interim Balance Sheet Date, terminated, or agreed to terminate, or failed to renew or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract that would have otherwise been required to be listed on
        Schedule 2.12;

                        (t) since the Balance Sheet Date, suffered any damage to, destruction or loss of any of its assets (whether or not covered by insurance) that constitutes a Material Adverse Effect, made any material revaluation of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or made any sale, pledge, disposition of or encumbrance of any of its assets; or

                        (u) since the Balance Sheet Date, borrowed money from or loaned money to any Shareholder or any of their Affiliates, or paid any salary or other compensation to any Shareholder or any of their Affiliates, or purchased any assets from or sold any assets to any Shareholder or any of their Affiliates.

              2.39. Disclosure. All documents delivered by or on behalf of any Shareholder, Shadow Hills or the Company in connection with the transactions contemplated hereby are, as of the date thereof, true, complete and authentic in all material respects. No representation or warranty of any Shareholder contained in this Agreement, and none of such documents contains, as of the date hereof or thereof (with respect to such documents), an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

        3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Shareholders as follows:

              3.1. Organization. The Purchaser is a corporation organized and in good standing under the laws of the State of California.

              3.2. Execution and Delivery: Validity. The Purchaser has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully the obligations of the Purchaser hereunder, and the execution, delivery and performance by the Purchaser of this Agreement has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms. No approval or consent of any Governmental Body and no approval or consent of any other Person is required in connection with the execution and delivery by the Purchaser of this Agreement and the consummation and performance by the Purchaser of the PM Sale.

              3.3. No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Purchaser in connection with this Agreement or the PM Sale, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

              3.4. No Breach. The execution, delivery and performance of this Agreement and the consummation of the PM Sale by the Purchaser will not (i) violate the Certificate of Incorporation or Bylaws of the Purchaser, (ii) require the Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other Person,
(iii) violate any Order of any Governmental Body against, or binding upon, the Purchaser or upon its securities, properties or business, or (iv) conflict with or result in any material breach or violation of any of the terms and conditions of any Law or Order of any Governmental Body.

              3.5. Investment Representation. Purchaser is a sophisticated investor purchasing the Shares for investment only and not with a view to the distribution, resale or other transfer thereof, and Purchaser agrees that it will not participate, directly or indirectly, in any distribution, resale or other transfer of the Shares, unless the distribution, resale or other transfer of shares has been registered pursuant to the Securities Act or is exempt from the registration requirements of the Securities Act.

              3.6. Publicly Filed Documents. The Purchaser has delivered to the Shareholders a copy of its Form 10-QSB for the quarter ending September 30, 1999. As of the date hereof, such Form 10-QSB does not contain any untrue statement of a material fact and does not omit to state a material fact necessary in order to make the statements contained therein not materially misleading, except as has been disclosed in that certain letter from Purchaser to the Shareholders dated April 3, 2000.

              3.7. Absence of Certain Changes. Since September 30, 1999, the Purchaser has not suffered any Material Adverse Change in its financial condition, assets, liabilities or businesses.

        4. Covenants and Agreements. The parties covenant and agree as follows:

              4.1. Books and Records.

                     (a) The Purchaser agrees that it shall preserve and keep the books and records of the Company for a period of three years from the Closing Date. During such three year period, duly authorized representatives of the Shareholders shall, upon reasonable written notice and for reasonable business purposes, and without unduly disrupting the business of the Purchaser, have access to the books and records that relate to such periods during normal business hours to examine, inspect and copy such books and records and interview relevant persons regarding the contents thereof, and shall be provided with assistance to facilitate such tasks.

                     (b) If any party hereto shall require any additional information relating to the business of the Company in respect of any period ending on or prior to the Closing Date which information is necessary for the preparation of any Document required to be filed with any Governmental Body or the financial statements of such party and such information is in the possession of any other party hereto, such other party agrees to use its reasonable efforts to furnish such information at the sole cost and expense of the party to whom such information is being furnished.

              4.2. Shareholder Guarantees. Purchaser shall cause the Shareholder Guarantees to be terminated prior to the Closing. Each Shareholder shall cooperate fully with Purchaser and Imperial in seeking to terminate the Shareholder Guarantees. Purchaser shall use its best efforts to cause the Vendor Guarantees listed on Schedule 4.2 to be terminated promptly after the Closing. If, for any reason, such Vendor Guarantees are not terminated, the Shareholders shall be entitled to indemnification by the Purchaser pursuant to Section 7.2 for any amounts that the Shareholders are required to pay to a vendor pursuant to any such Vendor Guarantee because of Purchaser's failure to obtain the termination thereof.

              4.3. Non-Solicitation of Employees Each Shareholder agrees that for the twelve (12) month period following the Closing Date, he will not, whether directly or indirectly, on his own behalf or in the service of or on behalf of others, (i) solicit or divert or attempt to solicit or divert any person employed by the Company or by Purchaser (or by any joint venture in which the Company or the Purchaser is involved) or (ii) solicit, divert or hire, or attempt to solicit, divert or hire any of Vincent Ravine, Tom Sykes or Chevonne O'Shaughnessy.

              4.4. Releases of Guaranties. The Shareholders agree (i) to cause the Company's guaranty (the "CNB GUARANTY") of PMS LLC's loan from City National Bank ("CNB") secured by the Wentworth Property (the "CNB REAL ESTATE LOAN") to be released in a manner reasonably satisfactory to Purchaser promptly after the Closing and (ii) to cause CNB (or any successor lender to PMS LLC) to enter into a nondisturbance and subordination agreement with the Company, in form and substance reasonably satisfactory to Purchaser, promptly after the Closing (together, such requirements are referred to herein as the "CNB CONDITION"). In addition, the Shareholders agree (i) to cause the Company's guaranty (the "SBA GUARANTY") of PMS LLC's loan from the Small Business Administration ("SBA") secured by the Wentworth Property (the "SBA REAL ESTATE LOAN") to be released in a manner reasonably satisfactory to Purchaser promptly after the Closing and
(ii) to cause the SBA (or any successor lender to PMS

LLC) to enter into a nondisturbance and subordination agreement with the Company, in form and substance reasonably satisfactory to Purchaser, promptly after the Closing (together, such requirements are referred to herein as the "SBA CONDITION"). Each Shareholder, in his individual capacity and on behalf of PMS LLC, irrevocably directs CNB to accept payments from Purchaser on the CNB Real Estate Loan as set forth in the third paragraph of each Note in the manner provided therein if either the SBA Condition or the CNB Condition has not been satisfied prior to payment dates designated in each such third paragraph. If, for any reason, the Company is required to make any payment to CNB pursuant to the CNB Guaranty or to the SBA pursuant to the SBA Guaranty, the Purchaser shall be entitled to indemnification by the Shareholders pursuant to Section 7.1 for the full amounts of any such payments.

              4.5. Shareholder Legal Fees. The Shareholders agree that if, for any reason, the aggregate amount of all Shareholder Legal Fees, whether paid or billed before or after the Closing minus the amount of any Legal Fee Reimbursement, if applicable, is greater than $130,000, the Purchaser shall be entitled to prompt indemnification by the Shareholders pursuant to Section 7.1 for the amounts of any such excess.

        5. Conditions Precedent to the Obligation of the Purchaser to Close. The obligation of the Purchaser to enter into and complete the Closing is subject, at the option of the Purchaser, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser (Purchaser's execution of this Agreement shall, as applicable, be deemed to be an acknowledgment of the satisfaction of or waiver of such conditions):

              5.1. Government Permits and Approvals and Consents. Any and all Permits and approvals from any Governmental Body required for the lawful consummation of the Closing and any consents required under the Company's material contractual arrangements shall have been obtained.

              5.2. Litigation. No Action shall have been instituted before any Governmental Body or instituted or threatened by any Governmental Body to restrain, modify or prevent the carrying out of the PM Sale or to seek damages or a discovery order in connection with the PM Sale, or which has or may have, in the reasonably justified opinion of the Purchaser, a Material Adverse Effect on the Condition of the Company.

              5.3. Shamieh Deliveries. Shamieh shall have delivered to Purchaser a copy of (i) the Shamieh Employment Agreement and (ii) the Shamieh Purchase Agreement, in each case, executed by Shamieh.

              5.4. Shadow Hills Deliveries. On the Closing Date, Shareholders shall cause Shadow Hills to deliver to Purchaser an amendment to the SHP Operating Agreement executed by each Shareholder designating Purchaser as the sole member of Shadow Hills and taking all such other action as is necessary or desirable in order to designate Purchaser as the sole member of Shadow Hills. Such amendment shall constitute an assignment by the Shareholders to Purchaser of all of their rights and interests in Shadow Hills.

              5.5. Existing Lease. The Shareholders shall have caused the Existing Lease to have been terminated in such a manner that the Company shall not be required to pay any penalty or surcharge in connection therewith. In connection with such termination, the Shareholders shall have caused PMS LLC to completely and unconditionally release the Company from any claims in connection with such termination.

              5.6. Wentworth Lease. The Shareholders shall have caused a fully executed copy of the Wentworth Lease to have been delivered to Purchaser.

              5.7. Shareholder Releases. Each Shareholder shall have delivered to Purchaser an executed Shareholder Release.

              5.8. Film Rights Assignments. Each Shareholder shall have executed a Film Rights Assignment in favor of the Company.

              5.9. Bank Signature Cards. Shareholders shall have caused each signatory to each Bank Account to deliver new signature cards to Purchaser which designate such persons as Purchaser shall specify as the sole signatories to the Bank Accounts. In connection therewith, the Shareholders shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that the financial institutions holding each Bank Account have been properly informed that, as of Closing, no Shareholder is an authorized signatory to any Bank Account.

              5.10. Officer and Director Resignations. Shareholders shall deliver to Purchaser written resignations of all of the officers and directors of the Company and of PM FSC.

              5.11. Subordination Agreement. The Shareholders shall have executed the Subordination Agreement.

              5.12. Merhi Delivery. Merhi shall have delivered to Purchaser a copy of the Merhi Purchase Agreement executed by Merhi.

              5.13. Pepin Delivery. Pepin shall have delivered to Purchaser a copy of the Pepin Purchase Agreement executed by Pepin.

              5.14. Legal Fee Reimbursement. If the amount of the Shareholder Legal Fees actually paid by or billed to the Company and Shadow Hills as of the Closing exceeds $130,000, at the Closing, the Shareholders shall tender to the Purchaser a check or checks made out to the Company for the amount of such excess (such check or checks are referred to herein as the "LEGAL FEE REIMBURSEMENT").

              5.15. Legal Opinion of Engel & Engel. The Shareholders shall have delivered to Purchaser a legal opinion of Engel & Engel LLP substantially in the form of Exhibit H attached hereto.

        6. Conditions Precedent to the Obligation of the Shareholders to Close. The obligation of the Shareholders to enter into and complete the Closing is subject, at the option of the Shareholders, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholders (the Shareholders' execution of this Agreement shall, as applicable, be deemed to be an acknowledgment of the satisfaction of or waiver of such conditions):

              6.1. Governmental Permits and Approvals. Any and all Permits and approvals from any Governmental Body required for the lawful consummation of the Closing shall have been obtained.

              6.2. Litigation. No Action shall have been instituted before any Governmental Body or instituted or threatened by any Governmental Body to restrain, modify or prevent the consummation of the PM Sale.

              6.3. Shareholder Guarantees. Each of the Shareholder Guarantees shall have been terminated.

              6.4. Deliveries to Shamieh. Purchaser shall have delivered to Shamieh a copy of the Shamieh Purchase Agreement executed by Purchaser and Purchaser shall have caused the Company to deliver to Shamieh a copy of the Shamieh Employment Agreement executed by the Company.

              6.5. Wentworth Lease. Purchaser shall have delivered to the Shareholders a copy of the Wentworth Lease executed by Purchaser.

              6.6. Harvey Pledge Agreement. Purchaser shall have delivered to the Shareholders a copy of the Harvey Pledge Agreement executed by Purchaser.

              6.7. Legal Opinion of Sidley & Austin. Purchaser shall have delivered to the Shareholders a legal opinion of Sidley & Austin substantially in the form of Exhibit I attached hereto.

        7. General Indemnification.

              7.1. Obligation of the Shareholders to Indemnify. Subject to the provisions of Sections 7.4 and 7.5, the Shareholders jointly and severally agree to indemnify, protect, defend and hold harmless the Purchaser and its directors, officers, employees, Affiliates and their respective successors and assigns (collectively, the "PURCHASER INDEMNITEES") from and against all losses, liabilities (including, without limitation, liabilities for Taxes), damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or out-of-pocket expenses net of insurance or third party payments (including, without limitation, interest, penalties and actual fees, out-of-pocket expenses, disbursements and other charges of outside attorneys, accountants, experts and consultants) ("LOSSES") based upon, arising out of, or otherwise in respect of any Claim. As used herein, with respect to any claim against a Shareholder, "CLAIM" means any claim based upon, arising out of, or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of any Shareholder contained in this Agreement or in any Ancillary Document delivered pursuant to this Agreement or (ii) the breach by any Shareholder of any covenant or agreement contained in Sections 4 or 9.7 of this Agreement or in any Ancillary Document. As used herein, with respect to any claim against Purchaser, "CLAIM" means any claim based upon, arising out of, or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of Purchaser contained in this Agreement or in any Ancillary Document delivered pursuant to this Agreement or (ii) the breach by Purchaser of any covenant or agreement contained in Sections 4 or 9.7 of this Agreement or in any Ancillary Document. Notwithstanding the foregoing, the Shareholders shall only be liable to the Purchaser Indemnitees for that portion of their Losses (based upon, arising out of or otherwise in respect of any Claim) which, in the aggregate and on a cumulative basis, exceeds $200,000 (except with respect to such Losses as are caused by (i) the Shareholders' breach of the representations and warranties contained in Sections 2.3, 2.4, 2.7, 2.23, 2.26, or 2.32(u), (ii) the Shareholders' breach of any representation and warranty regarding Shadow Hills, including, without limitation, the representations and warranties contained in Sections 2.21, 2.24 and 2.38, or
(iii) the Shareholders' breach of their covenants contained in Sections 4 or 9.7 of this Agreement; such $200,000 threshold shall not apply to any of the breaches described in the foregoing clauses (i) through (iii)).

              7.2. Obligation of the Purchaser to Indemnify. The Purchaser agrees to indemnify, protect, defend and hold harmless the Shareholders and their respective directors, officers, employees, Affiliates and their respective successors and assigns from and against all Losses based upon, arising out of, or otherwise in respect of, any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in any Ancillary Document delivered in connection herewith. Notwithstanding the foregoing, the Purchaser shall only be required to indemnify, protect, defend and hold harmless the Shareholders for that portion of their Losses (based upon, arising out of or otherwise in respect of any Claim concerning the Purchaser's breach of the representations and warranties contained in Sections 3.1, 3.3, 3.4, 3.6, or 3.7) which, in the aggregate and on a cumulative basis, exceeds $200,000 (for the avoidance of doubt, the $200,000 threshold shall not apply to a claim by any Shareholder regarding non-payment of the Notes).

              7.3. Notice and Opportunity to Defend.

                     (a) Notice of Asserted Liability. After receipt by any party hereto (the "INDEMNITEE") of actual notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to any Loss or any indemnification obligation of another party hereto (an "ASSERTED LIABILITY"), the Indemnitee shall promptly and timely (but in any event within fifteen (15) days) give written notice thereof (the "CLAIMS NOTICE") to any other party (or parties) obligated to provide indemnification pursuant to
Section 4.2, 4.4, 4.5, 7.1 or 7.2 (the "INDEMNIFYING PARTY"), and the failure to timely give such Claims Notice with respect to any Asserted Liability shall not absolve any Indemnifying Parties from liability under this Section 7 with respect to such Asserted Liability, except and only to the extent that the rights of the Indemnifying Parties are actually prejudiced by such delay or to the extent that the Claims Notice is not given within the time periods set forth in Section 8. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                     (b) Opportunity to Defend. As applicable, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel (which shall be reasonably acceptable to the Indemnitee), any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within fifteen (15) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate reasonably, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnity under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability on behalf and for the account and at the risk of the Indemnifying Party, if the Indemnifying Party has the responsibility to indemnify the Indemnitee with respect to such matter under this Agreement. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld; provided, further, that if the Indemnifying Party proposes a settlement or compromise (involving the payment of money exclusively) with respect to any Asserted Liability, which, if consented to by the Indemnitee, would fully satisfy or otherwise fully discharge such Asserted Liability, and the Indemnitee does not consent to such proposed settlement or compromise, then the Indemnifying Party shall not thereafter be liable for any Indemnifiable Losses in respect of such Asserted Liability in excess of the amount of such proposed settlement or compromise. Similarly, if an Indemnified Party proposes a monetary settlement which the Indemnifying Party rejects, which if consented to by the Indemnifying Party would fully satisfy or discharge such Claim, and the Claim is resolved at a higher amount, the difference between the proposed settlement and amount finally paid shall be the sole responsibility of the Indemnifying Party and shall increase the liability of the Indemnifying Party.

In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

              7.4. Payment. The amounts of the obligations of the Shareholders to reimburse the Purchaser Indemnitees for Losses under Section 7.1 (the "INDEMNIFIABLE LOSSES") shall be satisfied first by reducing pro rata, up to an aggregate amount of $500,000 (plus accrued interest on such amount), the amounts due to the Shareholders, as of May 31, 2001, under the Notes, provided that the Notes are outstanding at such time. Such reduction shall not exceed the amount of any Indemnifiable Losses. No such reduction or setoff shall be permitted with respect to any payment other than the final payment under the Notes. To the extent that the Indemnifiable Losses exceed $500,000 (plus accrued interest on such amount), the Purchaser Indemnitees shall pursue their Claims with respect to such Indemnifiable Losses directly against the Shareholders, and may not offset such amounts against the Notes. If the Notes have been fully repaid at such time as the Purchaser Indemnitees are entitled to reimbursement by the Shareholders for an Indemnifiable Loss, the Purchaser Indemnitees shall pursue their Claims with respect to such Indemnifiable Losses directly against the Shareholders.

              7.5. Limitation on Indemnification. The aggregate obligations of Purchaser to indemnify the Shareholders pursuant to Sections 4.2 and 7.2 hereof and the aggregate obligations of the Shareholders to indemnify the Purchaser Indemnitees pursuant to Section 7.1 hereof shall, in each case, be limited to an amount equal to $1,000,000 plus any Losses of the Purchaser based upon the Shareholders' breach of the representations and warranties contained in Sections 2.23, 2.32(u), or 2.38(u). Notwithstanding the foregoing sentence, (i) any claims by the Purchaser Indemnitees for Indemnifiable Losses arising out of the Shareholders' breach of the representations and warranties contained in Sections 2.3, 2.4 or 2.7, any representation and warranty regarding Shadow Hills, including, without limitation, the representations and warranties contained in Sections 2.21, 2.24 and 2.38, or the Shareholders' covenants contained in Sections 4.4 or 4.5 shall not be limited in amount, (ii) any claims by the Purchaser Indemnitees for Indemnifiable Losses arising out of the Shareholders' fraud with respect to the representations and warranties contained in Section 2 or of their covenants contained in Section 4 hereof (other than Sections 4.4 and 4.5) shall be limited in amount to the amount of the Purchase Price and each Shareholder's individual liability with respect to such claims shall be limited to the amount of the Purchase Price payable to such Shareholder pursuant to the terms of this Agreement, and (iii) any claims by the Purchaser Indemnitees for Indemnifiable Losses arising out of the Shareholders' breach of the representations and warranties contained in Section 2.26 shall be addressed pursuant to the provisions of Section 7.6 hereof.

              7.6. Indemnification Regarding Taxes. Any claims by the Purchaser Indemnitees for Indemnifiable Losses arising out of the Shareholders' breach of the representations and warranties contained in Section 2.26 ("TAX LOSS") shall be limited in time to the time limit provided in Section 8 hereof and in amount (after the application of the Available

NOL as described below) to the amount of the Purchase Price. Furthermore, in the calculation of any Tax Loss suffered by the Purchaser Indemnitees, 100% of the amount of the Available NOL will be deemed to have been applied to the maximum extent allowed by law to offset any additional taxable income of the Company which, in the absence of such offset, would have caused a Tax Loss. In determining the amount of any Tax Loss, the amounts of any additional tax liability of the Company for periods prior to the Closing Date which is attributable to any change in accounting method, revaluation of assets (including pursuant to an election under section 338(h)(10) of the Code), or similar action taken by Purchaser after the Closing shall be ignored.

              7.7. Company Claims Regarding Tax Losses. If the Shareholders are liable to the Purchaser Indemnitees for any Tax Loss suffered by the Purchaser Indemnitees, and if the Company has a potential claim for damages against a third party with respect to such Tax Loss which the Company has declined to pursue (other than a claim against a Shareholder or an Affiliate of a Shareholder), Purchaser agrees, upon the Shareholders' written request to the Purchaser, to cause the Company to assign such claim to the Shareholders provided that (i) prior to the date of the Shareholders' written request, the Shareholders shall have reimbursed the Purchaser Indemnitees for any of their Tax Losses and (ii) the Shareholders shall have executed an indemnification agreement, in form and substance satisfactory to the Purchaser, pursuant to which the Shareholders shall agree to unconditionally indemnify, protect, defend and hold harmless the Company and the Purchaser from any claims made by such third party because of the Shareholders' assertion of such assigned claim.

              7.8. Release of Claims Against Shareholders Not Timely Asserted. Purchaser absolutely, unconditionally and irrevocably releases and discharges the Shareholders from any and all claims, demands, liabilities, obligations, contracts, manner of actions, causes, causes of action, suits, debts, sums of money, accounts, reckonings, judgments and executions, of any kind, nature or description whatsoever, other than the Excluded Claims (as defined below), that Purchaser may have against the Shareholders, whether now existing or hereafter arising, whether known or unknown, whether foreseen or unforeseen, whether contingent or absolute, whether liquidated or unliquidated, whether anticipated or unanticipated, whether suspected or unsuspected, whether arising by operation of law or otherwise. As used herein, "Excluded Claims" shall mean: (a) any claims of Purchaser with respect to which Purchaser has served a written Claims Notice (as defined in Section 7.3(a)) within seventeen (17) months after the Closing Date based upon, arising out of, or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty (other than the representations and warranties contained in Sections 2.3, 2.4, 2.7, 2.25, 2.26, and 2.35), of any Shareholder contained in this Agreement or any Ancillary Document or (ii) the breach by any Shareholder of any covenant or agreement contained in Section 4 of this Agreement; (b) any claims of Purchaser based upon, arising out of, or otherwise in respect of breaches of any representations or warranties pursuant to Sections 2.25, 2.26 or 2.35 of this Agreement with respect to which an arbitration has been commenced prior to the expiration of the statute of limitations applicable to breaches thereof; (c) any claims of Purchaser based upon, arising out of, or otherwise in respect of breaches of representations or warranties pursuant to Sections 2.3, 2.4 or 2.7, (d) any claim under the Lost Certificate Agreement, (e) any claim for breach of the

Wentworth Lease, (f) any claim for breach of the Wentworth Purchase Agreement,
(g) any claim for breach of the Shamieh Employment Agreement, (h) any claims for breach of the Film Rights Assignment, (i) any claims for breach of the Shamieh Purchase Agreement, (j) any claims for breach of the Merhi Purchase Agreement,
(k) any claims for breach of the Pepin Purchase Agreement, (l) any claims for breach of the Harvey Pledge Agreement, (m) any claims for any breaches by the Shareholders of the Inferno Side Letter, and (n) any claims for breaches of any other Ancillary Document. Purchaser expressly acknowledges that this release is intended to include in its effect, without limitation, all claims within the express scope of this release that Purchaser does not know or suspect to exist in Purchaser's favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims. PURCHASER HEREBY EXPLICITLY WAIVES ALL RIGHTS UNDER AND ANY BENEFITS OF ANY COMMON LAW OR STATUTORY RULE OR PRINCIPLE IN ANY JURISDICTION WITH RESPECT TO THE RELEASE OF SUCH CLAIMS, INCLUDING, WITHOUT LIMITATION, SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

PURCHASER ACKNOWLEDGES THAT IT IS FAMILIAR WITH AND HAS BEEN ADVISED BY ITS LEGAL COUNSEL OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE. PURCHASER AGREES THAT NO SUCH COMMON LAW OR STATUTORY RULE OR PRINCIPLE, INCLUDING SECTION 1542 OF THE CALIFORNIA CIVIL CODE, SHALL AFFECT THE VALIDITY OR SCOPE OR ANY OTHER ASPECT OF THIS SECTION 7.8. This release shall extend to and be binding upon the Purchaser, the Purchaser Indemnitees and their successors and assigns and their respective successors and assigns, and shall inure to the benefit of the Shareholders and their respective successors and assigns.

              8. Survival of Representations and Warranties of the Shareholders After Closing. All representations, warranties, covenants and agreements of the Shareholders shall survive the execution and delivery of this Agreement and the Closing hereunder as provided in this Agreement. Except as otherwise specifically provided in this Section 8, all representations and warranties of the Shareholders contained in this Agreement or in any Ancillary Document shall thereafter terminate and expire with respect to any Claim (as defined in Section 7.1) with respect to which a Claims Notice is not given (pursuant to Section 7.3(a)) within seventeen (17) months of the Closing Date. Notwithstanding the second sentence of this Section 8, the representations and warranties contained in Sections 2.25, 2.26, and 2.35 hereof shall survive for the periods of the statute of limitations applicable to breaches thereof and representations and warranties contained in Sections 2.3, 2.4 and 2.7 shall survive without limitation as to time or amount. All Claims shall be subject to the provisions, procedures and limitations set forth in Section 7 of this Agreement.

              9. Miscellaneous.

                     9.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                    "AAA" has the meaning assigned in Section 9.6 hereof.

                    "AAA Rules" has the meaning assigned in Section 9.6 hereof

                    "Actions" has the meaning assigned in Section 2.11 hereof.

                    "Administrative Agent" has the meaning assigned in Section
                    9.8 hereof.

                     "Affiliate" means, with respect to any specified Person,
(i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock or any officer or director of such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than second cousin; or (iii) any other Person 10% or more of the voting stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                     "Agreement" has the meaning assigned in the Preamble hereof.

                     "Ancillary Documents" means all agreements executed in connection with the consummation of the PM Sale, including, without limitation, the Notes, the Wentworth Lease, the Wentworth Purchase Agreement, the Shamieh Employment Agreement, the Shamieh Purchase Agreement, the Merhi Purchase Agreement, the Pepin Purchase Agreement, the Shareholder Releases, the Lost Certificate Agreement, the Film Rights Assignment, the Inferno Side Letter and the other documents contemplated by the Inferno Side Letter.

                     "Arbitration Notice" has the meaning assigned in Section
9.6 hereof

                     "Asserted Liability" has the meaning assigned in Section 7.3(a) hereof.

                     "Audited Financials" has the meaning assigned in Section
2.6 hereof.

                     "Available NOL" means the Company's net operating loss carry-forward as of March 1, 2000 (as such carry-forward may be reduced because of the application thereof pursuant to the Company's Tax Returns for the Company's March 1, 1999, through February 29, 2000, fiscal year).

                     "Balance Sheet Date" means February 28, 1999.

                     "Bank Accounts" has the meaning assigned in Section 2.17(d) hereof.

                     "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

                     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or other equity, partnership or limited liability company interests, whether now outstanding or issued after the date of this Agreement.

                     "Cash Payment" has the meaning assigned in Section 1.2 hereof.

                     "Cinemobile Lease" means a sublease of a portion of the Wentworth Property by and between the Company and Cinemobile dated May 22, 1998, and attached hereto as Exhibit G.

                     "Claim" has the meaning assigned in Section 7 hereof.

                     "Claims Notice" has the meaning assigned in Section 7.3(a) hereof.

                     "Closing" has the meaning assigned in Section 1.3 hereof.

                     "Closing Date" has the meaning assigned in Section 1.3 hereof.

                     "CNB" has the meaning assigned in Section 4.4 hereof.

                     "CNB Condition" has the meaning assigned in Section 4.4 hereof.

                     "CNB Guaranty" has the meaning assigned in Section 4.4 hereof.

                     "CNB Real Estate Loan" has the meaning assigned in Section
4.4 hereof.

                     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                     "Condition of the Company" means the properties, business, prospects, results of operations (as presently conducted by the Company consistent with past practice) or financial condition of the Company.

                     "Common Stock" has the meaning assigned in Section 2.3 hereof.

                     "Company" has the meaning assigned in the Recitals hereof.

                     "Contracts" means and includes all written or oral contracts, agreements, understandings, indentures, guarantees, notes, bonds, leases, subleases, deeds of trust, conditional sales contracts, mortgages, franchises, licenses, commitments or binding arrangements.

                     "DGA" means the Directors' Guild of America.

                     "Document" means and includes any document, Contract, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any schedule to this Agreement), exhibit (including any exhibit to this Agreement) or any other paper whatsoever.

                     "Dollar" or "$" means the lawful currency of the United States of America.

                     "Employee Manual" has the meaning assigned in Section 2.25 hereof.

                     "Environmental Permits" has the meaning assigned in Section
2.35 hereof.

                     "ERISA" has the meaning assigned in Section 2.25(a) hereof.

                     "ERISA Benefit Plan" means an "employee welfare benefit plan" (as such term is defined in section 3(1) of ERISA).

                     "Existing Lease" means that certain Commercial Lease dated April 22, 1997 by and between the Company and PMS LLC concerning the Wentworth Property.

                     "Exploitation Agreements" means all agreements, licenses, instruments, writings and understandings pursuant to which the Company has granted to any Person, or any Person has acquired from the Company, rights to exploit all or any of the Company's distribution rights in any Film Properties, including, without limitation, any distribution, subdistribution, license or sublicense agreements under which the Company acts as sales agent, licensor, distributor, sublicensor or subdistributor with respect to such Film Properties.

                     "Film" means any and every record of moving images stored by any means, manner, process or device now known or hereafter devised.

                     "Film Assets" means, collectively, the Owned Film Assets and the Licensed Film Assets.

                     "Film Properties" means all rights and interests granted to or acquired by the Company or Shadow Hills in connection with or related to the distribution or exploitation of, or otherwise respecting, any Films, including but not limited to any distribution rights, license rights and rights as a subdistributor or sublicensee in all media, including without limitation, distribution, license, subdistribution and sublicense rights; all rights to distribute, license, subdistribute, sublicense, copy, exhibit, transmit, broadcast, package, edit, reformat, advertise or exploit a Film, in any and all media, and any syndication, television or cable television rights; all copyrights or interests in any copyright on or relating to such Films; and any collateral, allied, subsidiary or merchandising rights appurtenant or related to such Films.

                     "Film Rights Assignment" means a Film Rights Assignment substantially in the form of Exhibit D attached hereto.

                     "Financial Statements" has the meaning assigned in Section
2.6 hereof.

                     "Foreign Receivables Schedule" has the meaning assigned in
Section 2.14(b) hereof.

                     "GAAP" has the meaning assigned in Section 2.6 hereof.

                     "Governmental Bodies" has the meaning assigned in Section
2.8 hereof.

                     "Guaranty Obligation" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

                     "Harvey Pledge Agreement" means a Pledge and Assignment Agreement by and between Purchaser and the Shareholders pursuant to which Purchaser shall grant the Shareholders a subordinated lien on the Shares to secure payment of the Notes, in the form of Exhibit E attached hereto.

                     "IAC" means Inferno Acquisition Corp, a California corporation.

                     "Imperial" means Imperial Bank, a California chartered bank.

                     "Imperial Indebtedness" means the Company's current Indebtedness to Imperial.

                     "Imperial Payment" has the meaning assigned in Section 1.2 hereof.

                     "Indebtedness" means with respect to any Person means, at any time, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of Property acquired by such Person (including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and (f) any Guaranty Obligation of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof

                     "Indemnifiable Losses" has the meaning assigned in Section
7.4 hereof.

                     "Indemnifying Party" has the meaning assigned in Section 7.3(a) hereof.

                     "Indemnitee" has the meaning assigned in Section 7.3(a) hereof.

                     "Inferno Exposure" means any liabilities or losses connected in any way to or resulting in any way from the Company's involvement in the production or distribution of the motion picture entitled "Inferno."

                     "Inferno Side Letter" means that certain letter agreement by and among Purchaser and the Shareholders dated as of the date hereof, concerning the film entitled "Inferno," and any agreements contemplated thereby and entered into in connection therewith by and among any of the Shareholders, the Company, Imperial, the Purchaser and/or the Purchaser's Affiliates.

                     "Intangible Property" has the meaning assigned in Section
2.18 hereof.

                     "Interim Balance Sheet Date" has the meaning assigned in
Section 2.6 hereof.

                     "Interim Financials" has the meaning assigned in Section
2.6 hereof.

                     "Key Film Assets" means all of the Film Assets which meet any one or more of the following criteria: (i) originally released during the two year period prior to the Closing Date; (ii) not yet released as at the Closing Date; or (iii) one of the ten highest grossing Film Assets of the Company.

                     "Knowledge" means and includes, with respect to the Company or the Shareholders, the actual knowledge of Pepin, Merhi, or Shamieh and such knowledge as would have been obtained after such reasonable inquiry by any such person as shall be reasonable given the position of such person with the Company. For the purposes of this definition, "reasonable inquiry" includes, without limitation, inquiries of and requests for information from the Company's senior employees and/or principal independent contractors who are involved in the day-to-day operations of the Company. "KNOWS" has a correlative meaning.

                     "Laboratory" means a Film storage facility.

                     "Law" has the meaning assigned in Section 2.8 hereof.

                     "Legal Fee Reimbursement" has the meaning assigned in
Section 5.14 hereof.

                     "Letter of Intent" means that certain letter agreement by and among Purchaser, Shamieh, Pepin and Merhi dated September 24, 1999, as amended by that certain letter agreement by and among Purchaser, Shamieh, Pepin and Merhi dated September 30, 1999 as further amended by that certain letter agreement by and among Purchaser, Shamieh, Pepin and Merhi dated October 28, 1999 and as further amended by that certain letter agreement by and among Purchaser, Shamieh, Pepin and Merhi dated December 20, 1999.

                     "Liabilities" means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement, as to which the events pertaining thereto have arisen prior to the Closing.

                     "Licensed Film Assets" means all Film Properties except for the Owned Film Assets.

                     "Liens" has the meaning assigned in Section 2.3 hereof.

                     "Loan Agreement" has the meaning assigned in Section 9.8 hereof.

                     "Losses" has the meaning assigned in Section 7.1 hereof.

                     "Lost Certificate Agreement" means the Lost Securities Representation & Indemnity Agreement dated February 29, 2000 executed by Merhi in favor of the Company and attached hereto as Exhibit F.

                     "Masters" means all film negatives, masters, prints, pre-print and/or soundtrack materials and other physical materials relating to any Film.

                     "Material Adverse Change" means a change that has, has had, or could be expected to have, a Material Adverse Effect.

                     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the properties, business, operations, prospects, cash flow, assets, liabilities or financial condition of such Person and its Subsidiaries, taken as a whole. The term "MATERIAL ADVERSE EFFECT", when used without identification of the Person to which it refers, means Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

                     "Merhi" has the meaning assigned in the Preamble hereof.

                     "Merhi Purchase Agreement" means that certain Stock Purchase Agreement by and between Purchaser and Merhi dated as of the date hereof.

                     "Natexis" means Natexis Banque, a French corporation.

                     "Notes" means three promissory notes in the form of Exhibits A-1, A-2 and A-3 attached hereto.

                     "Orders" has the meaning assigned in Section 2.8 hereof.

                     "Owned Film Assets" means all Film Properties related to or underlying any Film with respect to which either (i) a Form PA has been filed in the United States Copyright Office naming the Company or Shadow Hills as copyright claimant or author or (ii) the Company or Shadow Hills possesses an ownership or authorship interest other than as licensor or distributor under a license or distribution agreement with a third party.

                     "Parties' Disputes" has the meaning assigned in Section 9.6 hereof.

                     "Pepin" has the meaning assigned in the Preamble hereof.

                     "Pepin Purchase Agreement" means that certain Stock Purchase Agreement by and between Purchaser and Pepin dated as of the date hereof.

                     "Permits" has the meaning assigned in Section 2.9 hereof.

                     "Permitted Liens" has the meaning assigned in Section 2.19 hereof.

                     "Person" means and includes any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, Governmental Body or other entity.

                     "PM FSC" has the meaning assigned in Section 2.1(b) hereof.

                     "PMS LLC" means Pepin, Merhi, Shamieh, LLC, a California limited liability company.

                     "PM Sale" has the meaning assigned in Section 1.1 hereof.

                     "Profit Sharing Plan" means the Pepin/Merhi Entertainment Group, Inc. Profit Sharing Plan.

                     "Property" means and includes any real, personal or mixed property, tangible or intangible, and any interest therein.

                     "Purchase Price" means an amount equal to (i) the amount of the Cash Payment, plus (ii) the collective amounts payable under the Notes, plus
(iii) the amounts of the Shareholder Loans, plus (iv) the amount of the Imperial Payment, plus (v) $1,450,000.

                     "Purchaser" has the meaning assigned in the Preamble hereof.

                     "Purchaser Indemnitees" has the meaning assigned in Section
7.1 hereof.

                     "Right" means any right, title, interest or benefit of whatever kind and nature.

                     "SAG" means the Screen Actors' Guild.

                     "SBA" has the meaning assigned in Section 4.4 hereof.

                     "SBA Condition" has the meaning assigned in Section 4.4 hereof.

                     "SBA Guaranty" has the meaning assigned in Section 4.4 hereof.

                     "SBA Real Estate Loan" has the meaning assigned in Section
4.4 hereof.

                     "Securities Act" means the Securities Act of 1933, as amended.

                     "Shadow Hills" has the meaning assigned in the Recitals hereof.

                     "Shadow Hills Receivable" means the aggregate outstanding indebtedness of Shadow Hills to the Company as at the date hereof.

                     "Shamieh" has the meaning assigned in the Preamble hereof.

                     "Shamieh Employment Agreement" means that certain Employment Agreement by and between Company and Shamieh dated as of the date hereof.

                     "Shamieh Purchase Agreement" means that certain Stock Purchase Agreement by and between Purchaser and Shamieh dated as of the date hereof.

                     "Shares" has the meaning assigned in the Preamble hereof.

                     "Shareholder Guarantees" means, collectively, the following agreements: (i) that certain Guaranty dated April 14, 1997 (with effect from July 20, 1995) executed by Shamieh in favor of Imperial, (ii) that certain Guaranty dated April 14, 1997 (with effect from July 20, 1995) executed by Pepin in favor of Imperial and (iii) that certain Guaranty dated April 14, 1997 (with effect from July 20, 1995) executed by Merhi in favor of Imperial.

                     "Shareholder Legal Fees" means all legal, accounting, consulting or similar fees paid, either directly or indirectly, or incurred by the Shareholders, the Company or Shadow Hills with respect to any attorneys, accountants or other outside consultants who provided advice or services in connection with the negotiation, evaluation or completion of the PM Sale, the Wentworth Lease, the Wentworth Purchase Agreement, the Shamieh Employment Agreement, or any matters related to the foregoing.

                     "Shareholder Loans" means all indebtedness of the Company to the Shareholders.

                     "Shareholder Pledge Agreements" means, collectively, (i) that certain Security Agreement - Stock Pledge dated as of the date hereof, by and among Merhi, Natexis and Imperial, (ii) that certain Security Agreement - Stock Pledge dated as of the date hereof, by and among Pepin, Natexis and Imperial, (iii) that certain Security Agreement Stock Pledge dated as of the date hereof, by and among Shamieh, Natexis and Imperial, and (iv) any agreements entered into in connection with the foregoing agreements.

                     "Shareholder Release" means a release of the Company executed by each Shareholder substantially in the form of Exhibit C attached hereto.

                     "Shareholders" has the meaning assigned in the Preamble hereof.

                     "SHP Financials" has the meaning assigned in Section 2.6 hereof.

                     "SHP Interests"has the meaning assigned in the Recitals hereto.

                     "SHP Operating Agreement" has the meaning assigned in
Section 2.3 hereof.

                     "Stock Rights" has the meaning assigned in Section 2.4 hereof.

                     "Subordination Agreement" means that certain Subordination Agreement by and between the Shareholders, Purchaser and Lender, dated as of the date hereof, pursuant to which, among other things, the Notes are subordinated to the Lender's rights under the Loan Agreement.

                     "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to control or elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, trust, limited liability company, limited liability partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries.

                     "Tangible Property" has the meaning assigned in Section
2.17 hereof.

                     "Tax" has the meaning assigned in Section 2.26(a) hereof.

                     "Tax Loss" has the meaning assigned in Section 7.6 hereof.

                     "Tax Return" has the meaning assigned in Section 2.26(b) hereof.

                     "Vendor Guarantees" means the personal guarantees by the Shareholders of the Company's contracts with third parties (other than any guarantee in favor of Imperial or concerning the motion picture entitled "Inferno").

                     "Wentworth Lease" means a Lease Agreement concerning the Wentworth Property in the form of Exhibit B-1 attached hereto.

                     "Wentworth Property" means that certain real property located at 9545 Wentworth Street, in the city of Sunland, County of Los Angeles, California, as more particularly described in the Wentworth Lease.

                     "Wentworth Purchase Agreement" means a Purchase Agreement concerning the Wentworth Property in the form of Exhibit B-2 attached hereto.

                     "Year 2000 Compliant" has the meaning assigned in Section
2.37 hereof.

                        9.2. Construction. For all purposes of this Agreement, all defined terms include the plural as well as the singular; all accounting terms have the meanings assigned to them in accordance with generally accepted accounting principles in effect in the United States of America on the date hereof; the term "including" shall mean "including without limitation"; all references to a contract, agreement or instrument herein shall mean such contract, agreement or instrument and all exhibits, schedules and other attachments thereto, as any such contract, agreement or instrument may be amended, supplemented or otherwise modified from time to time in a manner that does not violate the provisions of this Agreement; the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision; all references to any article, section or other subdivision refer, unless otherwise indicated, to the corresponding article, section or other subdivision of this Agreement.

              9.3. Publicity. Except as required by Law, no press release or other announcements concerning this Agreement or the PM Sale shall be made without the advance approval thereof by the Purchaser and the Shareholders, which approval shall not be unreasonably withheld. Until the Closing, it shall not be unreasonable for the Purchaser to refuse to consent to any such press release or announcement.

              9.4. Notices. Any notice or other communication required or permitted hereunder, including, without limitation, any Claims Notice and any arbitration notice, shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mail, as follows:

                      (i)    if to the Purchaser, to:

                             The Harvey Entertainment Company
                             11835 West Olympic
                             Suite 550
                             Los Angeles, CA 90064
                             Attention: Glenn Weisberger, Esq.

                      with a copy to:

                             Sidley & Austin
                             555 West Fifth Street, 40th Floor
                             Los Angeles, CA 90013
                             Attention: Gary Cohen, Esq.

                      (ii)   if to Merhi, to:

                             Joseph Merhi
                             1230 Chanruss Drive
                             Beverly Hills, CA 90210

                      with a copy to:

                             Engel & Engel
                             9200 Sunset Boulevard
                             Suite 505
                             Los Angeles, CA 90069
                             Attention: William Archer, Esq.

                      (iii)  if to Pepin, to:

                             Richard Pepin
                             1 Mustang Lane
                             Bell Canyon, CA 91307

                      with a copy to:

                             Engel & Engel
                             9200 Sunset Boulevard
                             Suite 505
                             Los Angeles, CA 90069
                             Attention: William Archer, Esq.

                      (iv)   if to Shamieh, to:

                             George Shamieh
                             725 Forest Green Drive
                             La Canada, CA 91011

                      with a copy to:

                             Engel & Engel
                             9200 Sunset Boulevard
                             Suite 505
                             Los Angeles, CA 90069
                             Attention: William Archer, Esq.

Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.

              9.5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF CALIFORNIA EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

              9.6. Agreement to Arbitrate; Injunctive Relief. THE SHAREHOLDERS AND PURCHASER AGREE THAT ANY CLAIM, DEMAND, DISPUTE, ACTION OR CAUSE OF ACTION
(A) ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR
(B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE SHAREHOLDERS AND THE PURCHASER WITH RESPECT TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR

DELIVERED IN CONNECTION HEREWITH, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE (collectively, the "PARTIES' DISPUTES"), SHALL BE DECIDED BY ARBITRATION PURSUANT TO THE COMPLEX COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA RULES") AS MODIFIED HEREBY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT INCLUDING THIS SECTION WITH THE AMERICAN ARBITRATION ASSOCIATION (the "AAA") AS WRITTEN EVIDENCE OF THE AGREEMENT OF THE SHAREHOLDERS AND PURCHASER TO SO ARBITRATE. SHAREHOLDERS AND PURCHASER ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION AND AGREE TO ARBITRATE ALL PARTIES' DISPUTES

              Any arbitration pursuant to this Agreement shall take place in Los Angeles, California, before a panel of three commercially experienced arbitrators appointed in accordance with the AAA Rules or, if the parties to the arbitration agree, a single retired judge. Notice of any demand for arbitration shall be provided in writing to the other parties pursuant to Section 9.4 hereof and to the AAA (the "ARBITRATION NOTICE"). For the purposes of this Agreement, an arbitration shall be deemed to have been commenced at such time as Arbitration Notice has been delivered to all the other parties pursuant to the provisions of Section 9.4. The parties shall be entitled to discovery in conjunction with such arbitration (with the scope of discovery to be co-extensive with discovery rights applicable to an arbitration pursuant to California Code of Civil Procedure 1280 et seq.). The award of the arbitrators or, if applicable, the retired judge, shall be made in accordance with the applicable laws of the State of California and the arbitrators or the retired judge shall provide only such relief as would be provided pursuant to the laws of the State of California. Any award rendered by the arbitrators (or, if applicable, retired judge) shall be final and may be enforced in the Superior Court for the State of California for the County of Los Angeles. The prevailing party in any arbitration hereunder shall be entitled to reimbursement of its reasonable attorney's fees, costs, and other expenses.

              Notwithstanding any other provision of this Section 9.6 or any other provision of this Agreement, any party hereto may bring an action for injunctive or other extraordinary relief pursuant to Section 1281.8 of the California Code of Civil Procedure based upon a breach by another party hereto of the covenants and agreements contained in Sections 4 and 9.7 hereof.

              9.7. Further Assurances. Before and after the Closing, the Shareholders shall execute such Documents and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the PM Sale. The Purchaser shall execute such Documents and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the PM Sale.

              9.8. Assignment to Lender. As collateral security for the prompt and punctual payment and performance of each and every present and future obligation of Purchaser to The

Chase Manhattan Bank, as agent for the Lenders and the Issuing Bank (in such capacity, the "ADMINISTRATIVE AGENT") party to that certain Credit, Security, Guaranty and Pledge Agreement, dated as of April 3, 2000, between Purchaser, Administrative Agent, and certain other parties (as the same may be amended from time to time (the "LOAN AGREEMENT")), and the loan documents related thereto, Purchaser assigns, grants, and transfers a security interest to Administrative Agent in any and all rights, claims, demands and causes of action that Purchaser may have against the Shareholders whether now or hereafter arising, due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, arising out of or in any way related to the representations and warranties of the Shareholders contained in this Agreement, subject to all claims, defenses and set off of the Shareholders, and the Shareholders hereby consent to such assignment and grant.

              9.9. Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) and the Ancillary Documents contain the entire agreement among the parties with respect to the purchase of the Shares and the SHP Assets and supersede all prior agreements, written or oral, with respect thereto (including, without limitation, the Letter of Intent).

              9.10. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Shareholders or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

              9.11. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by the Purchaser to any of its Affiliates or to any successor to all or substantially all of its assets, properties, rights or business.

              9.12. Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

              9.13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

              9.14. Exhibits and Schedules. The exhibits and schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

              9.15. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

              9.16. Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

                                      * * *

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       THE HARVEY ENTERTAINMENT COMPANY


                                       By: /s/ ROGER BURLAGE
                                          ------------------------------------
                                           Roger Burlage
                                           Chairman of the Board and
                                           Chief Executive Officer


                                       /s/ GEORGE SHAMIEH
                                       ---------------------------------------
                                       George Shamieh


                                       /s/ JOSEPH T. MERHI
                                       ---------------------------------------
                                       Joseph T. Merhi


                                       /s/ RICHARD J. PEPIN
                                       ---------------------------------------
                                       Richard J. Pepin

                                    Exhibits*

Description                                                  Exhibit
-----------                                                  -------
Promissory Note - Shamieh                                      A-1
Promissory Note - Merhi                                        A-2
Promissory Note - Pepin                                        A-3
Lease Agreement                                                B-1
Purchase Agreement                                             B-2
Form of Shareholder Release                                     C
Form of Film Rights Assignment                                  D
Form of Harvey Pledge Agreement                                 E
Lost Certificate Agreement                                      F
Cinemobile Lease                                                G
Form of Legal Opinion of Engel & Engel                          H
Form of Legal Opinion of Sidley & Austin                        I

                                    Schedules

Description*                                                Schedule
-----------                                                 --------
Shareholder Payment Instructions                               1.2
Subsidiaries and Other Affiliates                              2.2
Shadow Hills Post LLC Operating Agreement                      2.3
Interim Financial Statements                                2.6(a)(i)
SHP Financials                                             2.6(a)(iii)
Financial Statements-Books and Records                      2.6(b)(i)
Financial Statements:  GAAP                                2.6(b)(ii)
Authority to Execute                                           2.7
Cancel or Breach of Contract                                  2.10
Actions and Proceedings                                       2.11
Contracts:  Officers, Affiliates, Etc.                     2.12(a)(i)
Contracts-Employee, Consultant, etc.                       2.12(a)(ii)
Contracts-Unions                                          2.12(a)(iii)
Contracts-Material, Supplies                               2.12(a)(iv)
Contracts-Warehousing                                      2.12(a)(v)
Contracts-Tax Indemnification                              2.12(a)(vi)
Contracts-Covenant not to compete                         2.12(a)(viii)
Contracts-Options                                          2.12(a)(ix)
Film Asset-Shareholder Interest                              2.12(d)
Foreign Receivables                                          2.14(b)
Owned Film Assets                                             2.16A
Licensed Film Assets                                          2.16B
Key Film Assets                                              2.16(c)

Key Film Assets-Unreleased Films                             2.16(d)
Key Film Assets                                              2.16(e)
Owned Equipment                                              2.17(b)
Bank Accounts                                                2.17(d)
Inventories                                                  2.17(e)
Employee Manual                                               2.25
Tax Returns                                                   2.26
Proposed Tax Audits                                          2.26(e)
Employee Contracts                                            2.27
Operations of the Company                                     2.32
Potential Conflicts of Interest                               2.33
Operations of Shadow Hills                                    2.38
List of Vendors                                                4.2



*The Schedules and Exhibits are omitted from this filing. The Company agrees to furnish supplementally a copy of any Schedule or Exhibit to the Commission upon request.